Exhibit 10.1

3337/3349/3351 MICHELSON

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is made and entered into as of the 8th day of February, 2005 (“Lease Date”) by and between MAGUIRE PROPERTIES-PARK PLACE, LLC, a Delaware limited liability company (“Landlord”) and NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (“Tenant”).

1. Lease of Premises.

1.1 Building. Landlord is the owner of those certain office buildings and related improvements located at 3333 Michelson Drive (“3333 Building”), 3337 Michelson Drive (the “3337 Building”), 3345 Michelson Drive (“3345 Building”), 3347 Michelson Drive (“3347 Building”), 3349 Michelson Drive (the “3349 Building”), 3351 Michelson Drive (“3351 Building”), 3353 Michelson Drive (“3353 Building”) and 3355 Michelson Drive (“3355 Building”), Irvine, California (the 3333 Building, the 3337 Building, the 3345 Building, the 3347 Building, the 3349 Building, the 3351 Building, the 3353 Building and the 3355 Building are collectively referred to herein as the “Building”). The portion of the real property located beneath the Building and the walkway to the Parking Structure (as defined in Section 1.5 below) is described on Exhibit “A” attached hereto and is defined as the “Building Real Property”.

1.2 Project. The Building and the Building Real Property (collectively, the “Building Property”) is a part of a mixed-use commercial development owned by Landlord and other affiliates of Landlord commonly known as Park Place and depicted on the site plan (“Site Plan”) attached as Exhibit “B” (the “Park Place Project”).

(a) The Building Common Area and the Common Area (as defined in Section 1.5) are subject to the management and control of the Landlord and/or the REA Managing Agent. In the sole and absolute discretion of Landlord and/or the REA Managing Agent, Landlord and/or the REA Managing Agent may alter, reconfigure and change the shape and size of the Building Common Area and the Common Area; provided, however, that Landlord shall not, without Tenant’s prior consent (which consent shall not be unreasonably withheld, but it shall be reasonable for Tenant to withhold such consent if the alteration, reconfiguration or change in question will, directly and other than on a temporary basis, affect the Premises in the manner described below), change, alter or reconfigure the Building Common Area or Common Area in a manner that will materially and adversely affect Tenant’s continued access to or use of the Premises. Tenant acknowledges and agrees that so long as such change does not have a material adverse impact on Tenant’s rights or obligations under the Lease (including, but not limited to Tenant’s right to receive the utilities and services Landlord is required to provide under this Lease), or on Tenant’s access to or use or enjoyment of the Premises, then (i) the shape and size of the Park Place Project and any existing or contemplated improvements in the Park Place Project may be changed in the sole and absolute discretion of Landlord or other owners at the Park Place Project, including, without limitation, demolition and redevelopment of, and major modifications to, the existing Concourse level of the Buildings located at 3337-3353 Michelson, and (ii) Landlord, the REA Managing Agent, or the other owners at the Park Place Project shall have the right, but not the obligation, to construct additional improvements to the Park Place Project, including, without limitation, additional office and/or residential and/or retail improvements, common areas and other related improvements. Tenant acknowledges that portions of the Park Place Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully-constructed project; provided that Landlord shall use commercially reasonable measures to minimize the level of noise, dust, and obstruction of access to the Premises that result from construction of other improvements in the Park Place Project during the term of the Lease taking into account the level of noise, dust and obstructions of access that are typically associated with the construction of buildings, roadways and similar improvements in and around existing office buildings in Orange County, California. Provided the same does not unreasonably interfere with Tenant’s use, Landlord and/or REA Managing Agent may: (a) install, repair, replace or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises or the rest of the Building; (b) repair, renovate, alter, expand or improve the Building Property or any other portion of the Park Place Project; (c) make changes to any of the Common Area, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, parking spaces, parking areas, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the Common Area for maintenance purposes as long as reasonable access to the Premises remains available; (e) designate other land outside the boundaries of the Building to be a part of the Common Area; (f) add additional buildings and improvements to the Common Area; (g) use the Common Area while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and (h) do and perform such other acts and make such other changes in, to or with respect to the Common Area, Building Common Area, and other portions of the Park Place Project as Landlord may deem appropriate. Any part of the Common Area may be closed for such periods of time as may be necessary or appropriate in order to facilitate construction activities, make repairs or alterations, prevent the public from obtaining prescriptive rights, or to utilize such areas for such purposes, including without limitation, the holding of special events, as may be determined to be in the best interest of the Park Place Project by Landlord or the REA Managing Agent. Tenant hereby waives any and all Rent (as defined in Section 1.5) offsets (except as may be expressly provided elsewhere in this Lease) or claims of constructive eviction which may arise in connection with such construction. Similarly, any diminution or shutting off of light, air, or view by any structure that may be erected on lands adjacent to the Building Property and changes from time to time in the development plans for the Park Place Project shall not affect this Lease or impose any liability on Landlord. Tenant acknowledges that, except as expressly set forth in this Lease, it has not relied on the Site Plan or any representations, whether oral or written, regarding any improvements that may comprise the Park Place Project in entering into this Lease.

(b) Throughout the Term (as defined in Section 3.1), the Park Place Project, or any part thereof, may change as the development of the Park Place Project occurs. As such events arise, various adjustments relating to Tenant’s Common Area Allocable Share (as defined in Section 1.5) and other calculations based on areas of the Building Property and the Common Area may be required pursuant to the terms and conditions of this Lease. All areas of the Building Property may be measured by Landlord, from time to time in Landlord’s sole and absolute discretion, in accordance with the method used for measurement of Rentable Area of the Premises, as defined in Section 1.5, and any calculations to be made under this Lease that are dependent upon the measurement of square footage, including but not limited to the calculation of Tenant’s Building Percentage (as defined in Section 1.5) and Tenant’s Common Area Allocable Share, shall be adjusted by Landlord accordingly (provided that Tenant’s Building Percentage or Common Area Allocable Share shall not be increased as a result of such re-measurement by Landlord).

(c) Landlord and Tenant agree that for all purposes of this Lease, the Rentable Area of the Premises and the Rentable Area of the Building as set forth in Section 1.4 are controlling and are not subject to revision after the Commencement Date of this Lease unless adjusted pursuant to the express provisions of this Lease.

1.3 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants, agreements and conditions of this Lease, those certain premises (the “Premises”) shown on the drawings attached hereto as Exhibit ”C”, located on the 4th floor of the 3349 Building, the 4th floor of the 3351 Building and the Concourse level and loading dock area of the 3337 Building. The parties hereby stipulate and agree that the Premises contain a total of 103,725 square feet of Rentable Area, comprised of (i) 28,099 square feet of Rentable Area in the 3349 Building (currently known as Suite 450) (“3349 Building Premises”), (ii) 54,320 square feet of Rentable Area in the 3351 Building (which is all of the Rentable Area located on the 4th floor of the 3351 Building) (“3351 Building Premises”), (iii) 16,780 square feet of Rentable Area in the Concourse level of the 3337 Building (currently known as Suites CN330, CN335, CN340 and CN345) and 4,526 square feet of Rentable Area in the loading dock area of the 3337 Building (currently known as Suites CN410, CN500 and CN720) (collectively, the “3337 Building Premises”). Suite CN720 in the 3337 Building Premises is referred to separately herein as “Suite 720”. Tenant acknowledges that this Lease is subject to all existing liens, encumbrances, deeds of trust, reciprocal easement agreements, development agreements, covenants, conditional use permits, master plans, reservations, restrictions and other matters of record affecting the Premises, as well as all Applicable Laws (as defined in Section 30.14), which, to the actual knowledge of Landlord, do not prohibit the use of the Premises for general office purposes. Landlord also grants Tenant during the Term of this Lease the concurrent right to the limited use of the Building Common Area on a nonexclusive basis, including, without limitation, the right to move pallets of materials (such as boxes of paper and computer equipment) across the hallway in the Building Common Area between the 3337 Building Premises and Suite CN270 of the 3337 Building, so long as such use of the hallway does not materially impair the access rights of other tenants and occupants in the Building, pursuant and subject to the provisions of this Lease and the Rules and Regulations attached as Exhibit “F” and the Common Area, subject to the terms of the REA. Landlord also grants Tenant during the Term of the Lease the right to exclusive use of a reception desk area in the common area lobby area on the first floor of the Building at a specific location to be agreed upon by Landlord and Tenant within thirty days after the execution of this Lease (“Reception Desk Area”); Tenant shall have the right, at its sole expense, to install and use a reception desk in the Reception Desk Area to greet visitors to Tenant’s Premises, and each reference in this Lease to the “Premises” shall include the Reception Desk Area, except that no Rent shall be payable with respect to such Reception Desk Area.

1.4 Fundamental Lease Provisions. All capitalized terms not defined in this Section 1.4 shall have the meaning ascribed to them in Section 1.5 below or as defined elsewhere in this Lease. Each reference in this Lease to the Fundamental Lease Provisions shall mean and refer to the following:

Base Rent:

3349 Building and 3351 Building: Twenty-Three and 40/100 Dollars ($23.40) per square foot of Rentable Area per year (or One and 95/100 Dollars ($1.95) per square foot of Rentable Area per month), full service gross, payable in accordance with Section 4.1 below. The Base Rent for the 3349 Building and 3351 Building Premises shall increase on each Adjustment Date by an amount equal to Three Percent (3%) of the Base Rent for such Premises payable by Tenant during the prior year. The Base Rent for the 3349 Building Premises and 3351 Building Premises will be calculated on the basis of a total of Eighty-Two Thousand Four Hundred Nineteen (82,419) square feet of Rentable Area in the 3349 Building Premises and 3351 Building Premises, which figure is stipulated by the parties based on the configuration of the Premises as set forth in Exhibit “C”.

3337 Building: Eighteen and 60/100 Dollars ($18.60) per square foot of Rentable Area per year (or One and 55/100 Dollars ($1.55) per square foot of Rentable Area per month), full service gross, payable in accordance with Section 4.1 below. The Base Rent for the 3337 Building Premises shall increase on each Adjustment Date by an amount equal to Three Percent (3%) of the Base Rent for such Premises payable by Tenant during the prior year. The Base Rent for the 3337 Building Premises will be calculated on the basis of a total of Twenty-One Thousand Three Hundred Six (21,306) square feet of Rentable Area in the 3337 Building Premises, which figure is stipulated by the parties based on the configuration of the Premises as set forth in Exhibit “C”.

Base Year:	Calendar Year 2005

Building:	Collectively, the 3333 Building, the 3337 Building, the 3345 Building, the 3347 Building, the 3349 Building, the 3351 Building, the 3353 Building and the 3355 Building, each consisting of a separate 4 - story commercial office building connected by an Atrium and located on the Building Real Property.

Commencement Date:	To be determined pursuant to Section 3.1 below.

Notice Addresses:

Landlord’s Notice Address:	MAGUIRE PROPERTIES-PARK PLACE, LLC 3337 Michelson Drive, Concourse, CN-720 Irvine, California 92612

with a copy to:	Gilchrist & Rutter Professional Corporation 1299 Ocean Avenue, Suite 900 Santa Monica, California 90401 Attention: Paul S. Rutter, Esq.

Tenant’s Notice Address:

New Century Financial Corporation

18400 Von Karman Drive, Suite 1000

Irvine, California 92612

Attention: Corporate Services

with a copy to:

New Century Mortgage Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attention: Legal Department

Parking Devices:	Tenant shall have the right to use up to six (6) Parking Devices per 1,000 square feet of Rentable Area in the Premises and the Additional Space (as defined in Section 3.4(e)): five (5) per 1,000 square feet of Rentable Area in the Premises and in the Additional Space will be for parking in the Non-Reserved Parking Spaces in the Parking Structure and Surface Parking Lots and one (1) per 1,000 square feet of Rentable Area in the Premises and in the Additional Space will be for parking in the Non-Reserved Parking Spaces in the Off-Site Parking Lots as provided in Section 26.3; provided that up to a total of two (2) per 1,000 square feet of Rentable Area in the Premises and in the Additional Space may be located in the Off-Site Parking Lots during construction of any building or parking structure which displaces on-site surface parking spaces until replacement spaces are constructed, in accordance with Section 26.3. Tenant shall rent at least four (4) Parking Devices per 1,000 square feet of Rentable Area in the Premises and in the Additional Space throughout the Lease Term, as it may be extended, and Tenant may increase or decrease the number of Parking Devices it rents between 4 per 1,000 and 6 per 1,000 square feet of Rentable Area in the Premises and in the Additional Space.

Permitted Use:	Solely for general office purposes and other related legal uses and for no other purpose.

Premises:	One Hundred Three Thousand Seven Hundred Twenty-Five (103,725) square feet of Rentable Area as shown on the attached Exhibit “C”, comprised of the 3349 Building Premises, the 3351 Building Premises, and the 3337 Building Premises.

Projected Commencement Date:	April 15, 2005

Rentable Area of Building:	One Million Seven Hundred Thirty-Eight Thousand Ninety-Nine (1,738,099) square feet of Rentable Area.

Security Deposit:	None.

Tenant’s Building Percentage:	5.968%, subject to adjustment if Tenant exercises the Additional Space Option.

Term:	Approximately sixty (60) full calendar months plus the first (1st) partial calendar month. The Term may be extended by the Renewal Options under Section 3.4.

Termination Date:	The earlier of (i) April 30, 2010, subject to the Renewal Options under Section 3.4, or (ii) the date upon which this Lease is terminated by Landlord or Tenant pursuant to the terms and provisions of this Lease or by operation of law.

Tenant Improvement Allowance:	Thirty and 00/100 Dollars ($30.00) per square foot of Rentable Area in the 3349 Building Premises and the 3351 Building Premises, plus Twenty and 00/100 Dollars ($20.00) per square foot of Rentable Area in the 3337 Building Premises.

1.5 Definitions. As used in this Lease, the following terms shall have the meaning ascribed to them in this Section 1.5 or as defined elsewhere in the Lease:

“Action” is defined in Section 30.10.

“Additional Rent” is defined in Section 4.3.

“Additional Space” is defined in Section 3.4(e).

“Adjustment Date” is defined in Section 4.2(b).

“Affiliate” is defined in Section 14.1(b).

“Alterations” is defined in Section 8.1.

“Applicable Laws” is defined in Section 30.14.

“Base Building Improvements” is defined in Section 1.1 of Exhibit “E”.

“Base Building Operating Costs” means the Building Operating Costs paid or incurred by Landlord in the Base Year.

“Base Building Property Taxes” means the amount of Building Property Taxes paid or incurred during the Calendar Year ending December 31 of the Base Year.

“Base Common Area Operating Costs” means the Common Area Operating Costs paid or incurred by Landlord during the Base Year.

“Base Common Area Property Taxes” means the amount of Common Area Property Taxes paid or incurred by Landlord in the Calendar Year ending December 31 of the Base Year.

“Base Rent” means the Base Rent set forth in Sections 1.4 and 4.1, as it is adjusted as provided in Section 4.2.

“Base Year” means the calendar year specified in the Section 1.4.

“BOMA” means the Building Owners and Managers Association International.

“BOMA Standards” means the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (the “BOMA Standard”).

“Building” is defined in Section 1.1.

“Building Common Area” means the total area of the Building designated from time to time by Landlord for the general non-exclusive use, convenience and benefit of Landlord, Tenant and other tenants of the Building and their respective employees and invitees, including without limitation each of the following areas: lobbies; patios; entrances; stairs; structural components; exterior walls of the Building; roof; elevators; escalators; hallways; passageways; other interior public portions of the Building; loading areas; lighting facilities; restrooms; janitor; telephone and electrical closets; mechanical areas; public corridors providing access to tenant space; elevator shafts and pipe shafts, together with their enclosing walls; and other interior areas of the Building and improvements provided by Landlord and not specifically leased to Tenant or any other tenant of the Building.

“Building Operating Costs” is defined in Section 5.2.

“Building Property” is defined in Section 1.2.

“Building Property Taxes” is defined in Section 5.8.

“Building Real Property” means the real property located beneath (i) the Building and (ii) the walkway to the Parking Structure.

“Building Standard” is defined in Section 2.1(a) of Exhibit “E”.

“Building Systems” means the Building’s electrical, mechanical, vertical transportation, sprinkler, fire and life safety, structural, plumbing, security, heating, ventilation and air conditioning systems which service the Building (including those distribution ducts, pipes, conduits, etc. which service the Premises but excluding any such distribution ducts, pipes, conduits, etc. which service only the Premises and are located within the Premises).

“Calendar Year” means the period from January 1 through December 31 of any year.

“Change Order” is defined in Section 6.1 of Exhibit “E”.

“Commencement Date” is defined in Section 3.1 below.

“Common Area” means all areas of the Park Place Project designated from time to time as Common Area pursuant to and as defined in the REA including but not limited to areas for the general nonexclusive use, convenience and benefit of Landlord, Tenant and other owners of all or any portion of the Park Place Project and their respective tenants, employees and invitees, all parking areas, sidewalks, landscaping, curbs, private streets and alleys, lighting facilities, malls, fountains and other similar areas and improvements.

“Common Area Managing Agent” is defined in the REA.

“Common Area Operating Costs” is defined in Section 5.4.

“Common Area Property Taxes” is defined in Section 5.9.

“Construction Contract” is defined in Section 4.2 of Exhibit “E”.

“Control” is defined in Section 14.1(b).

“Damage” is defined in Section 12.1.

“Delivery Date” is defined in Section 3.2.

“Design Problem” is defined in Section 8.1.

“Eligibility Period” is defined in Section 6.

“Environmental Laws” is defined in Section 10.1.

“Escalation Rent” means Tenant’s Building Percentage of the total dollar increase, if any, in Building Operating Costs incurred by Landlord in a given year over the Base Building Operating Costs, plus Tenant’s Common Area Allocable Share of the total dollar increase, if any, in Common Area Operating Costs incurred by Landlord in that year over the Base Common Area Operating Costs.

“Estimate” is defined in Section 4.3 of Exhibit “E”.

“Event of Default” is defined in Section 22.1.

“Fair Market Rental Rate” is defined in Section 33.2.

“Final Plans” is defined in Section 2.2(c) of Exhibit “E”.

“force majeure events” is defined in Section 30.13.

“General Contractor” is defined in Section 4.2 of Exhibit “E”.

“Hazardous Material(s)” is defined in Section 10.1.

“HVAC” is defined in Section 7.1(a).

“Impositions” is defined in Section 5.11.

“Indemnified Claims” is defined in Section 16.1.

“Landlord” is defined in the preamble.

“Landlord Default” is defined in Section 22.8.

“Landlord Indemnified Parties” is defined in Section 16.1.

“Landlord’s Administration Fee” is defined in Section 4.4 of Exhibit “E”.

“Lease” is defined in the preamble.

“Lease Date” is defined in the preamble.

“Monthly Parking Payment” is defined in Section 26.1.

“Monthly Parking Rates” is defined in Section 26.1.

“Mortgagee” means any holder of a mortgage, deed of trust or other security instrument encumbering all or any portion of the Building Property.

“National Holidays” means New Year’s Day, Martin Luther King, Jr.’s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day and, so long as Tenant receives notice thereof at least 30 days in advance, any other national holiday(s) commonly recognized by office tenants of the Park Place Project and recognized by Landlord and any janitorial and other service vendors servicing the Building in accordance with their contracts.

“Non-reserved Parking Spaces” are the non-reserved common parking spaces located in the Parking Structure.

“Normal Working Hours” is defined in Section 7.1.

“Offsite Parking Lots” is defined in Section 26.3.

“Parking Device(s)” is defined in Section 26.1.

“Parking Rules and Regulations” is defined in Section 26.4 and attached as Exhibit “G” to this Lease.

“Parking Structure” means the parking structure constructed near or adjacent to the Building.

“Parking Structure Spaces” are Non-Reserved Parking Spaces in the Parking Structure.

“Park Place Project” is defined in Section 1.2.

“Person” is defined in Section 14.1(b).

“Premises” means the portions of the Building located on the floors specified in Section 1.4, and the approximate depiction of which is marked or crosshatched on the floor plans attached to this Lease as Exhibit “C”.

“Projected Commencement Date” means the Projected Commencement Date set forth in Section 1.4.

“REA” is defined in Section 25.

“REA Managing Agent” means the REA Managing Agent as defined in the REA.

“Real Property Taxes” is defined in Section 5.7.

“Reference Rate” is defined in Section 22.2(b).

“Rent” means Base Rent, Escalation Rent, Monthly Parking Payment, Additional Rent and all other sums required to be paid by Tenant to Landlord under this Lease.

“Rentable Area” of premises on a single-tenant floor and/or multi-tenant floor shall be determined pursuant to the BOMA Standards, provided that the Rentable Area of a multi-tenant floor or full floor shall be the Usable Area of such floor plus 14% of such Usable Area.

“Rentable Area of the Building” means the total amount of all Rentable Areas within the Building.

“Rentable Area of the Premises” means the amount of Rentable Area within the Premises indicated in Section 1.4.

“Service Facilities” means the janitorial, security and building maintenance services required to be provided by Landlord pursuant to the terms of this Lease.

“Site Plan” is defined in Section 1.2.

“Successor” is defined in Section 14.1(b).

“Surface Parking Lots” are the non-covered parking areas located in the Park Place Project, as they may be designated from time to time by Landlord, the REA Managing Agent or any Affiliate of Landlord that owns or controls such parking areas.

“Surface Parking Spaces” are the non-covered, non-reserved surface parking spaces located in the Surface Parking Lots.

“Tenant” is defined in the preamble.

“Tenant’s Building Percentage” means the percentage figure specified in Section 1.4, unless and until adjusted by Landlord pursuant to Section 19 below, computed by dividing the Rentable Area of the Premises by the total Rentable Area of the Building and expressing that quotient as a percentage.

“Tenant’s Common Area Allocable Share” shall be computed by dividing the Rentable Area of the Premises by the total Floor Area of the Park Place Project (as such terms are defined in the REA) and expressing the quotient as a percentage, subject to adjustment from time to time pursuant to the REA and Section 19.

“Tenant Improvement Allowance” means the amount specified in Section 1.4 and in Section 3 of Exhibit “E”.

“Tenant Improvement Letter” or “Work Letter” means the agreement attached hereto as Exhibit “E” regarding the manner of completion of the Tenant Improvements.

“Tenant Improvements” is defined in Section 2.3 of Exhibit “E”.

“Tenant’s Plans” is defined in Section 2.1(a)(2) of Exhibit “E”.

“Term” is defined in Section 3.1.

“Termination Date” means the Termination Date specified in Section 1.4.

“Transferee” is defined in Section 14.4(a).

“Transfer Notice” is defined in Section 14.2.

“Transfer Space” is defined in Section 14.2.

“Underlying Mortgages” is defined in Section 18.1.

“Usable Area” of premises on a single-tenant floor and/or multi-tenant floor shall be determined pursuant to BOMA Standards.

2. Purpose.

2.1 Use. The Premises shall be used only for general office uses and other related legal uses and for no other purpose. Without limiting the foregoing, permitted office uses do not include uses for a medical practice, retail sales of goods, showroom, classroom not intended for Tenant’s internal use, food facilities not intended for Tenant’s internal use, testing center or non-incidental storage.

2.2 Limitation on Uses. Tenant shall not commit waste, overload the Building’s structure or subject the Premises to any use that would damage the Premises. The population density within the Premises as a whole shall not exceed one (1) person for each 150 square feet of Rentable Area in the Premises. Tenant shall not use or occupy the Premises, or permit the use or occupancy of the Premises, in any manner or for any purpose which: (a) would violate any Applicable Laws including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any applicable governmental permit or document related to the Park Place Project, including the REA (which Landlord represents, to its actual knowledge, permit general office use of the Premises); (b) would adversely affect or render more expensive any fire or other insurance maintained by Landlord for the Building or any of its contents; (c) would impair or interfere with any of the Building Systems or the Service Facilities; or (d) would obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them. Landlord shall not engage in any activity in or around the Building or the Building Property that would violate any Applicable Laws, including, without limitation, those with respect to Hazardous Materials, or would adversely affect or render more expensive any fire or other insurance maintained by Tenant for the Premises or any its contents, subject to and without limiting Landlord’s rights to take actions necessary or appropriate to protect the Park Place Project or the Building, or persons in or about the Park Place Project or the Building, from damage or injury in an emergency situation.

3. Term.

3.1 Commencement Date. The term of this Lease (the “Term”) shall commence on the date which is the earlier of (a) April 15, 2005 or (b) the date on which Tenant takes possession of or occupies any portion of the Premises for the conduct of its business (the “Commencement Date”), subject to Section 3.2 below, and shall end on the Termination Date, unless sooner permissibly terminated pursuant to the terms of this Lease; notwithstanding the foregoing, as to Suite 720, the Commencement Date shall be the earlier of (x) August 1, 2005 or (y) the date on which Tenant takes possession of or occupies any portion of Suite 720 for the conduct of its business. Promptly following the Commencement Date, Landlord and Tenant shall confirm the Commencement Date and the Termination Date by executing and delivering a Memorandum of Commencement Date in the form attached hereto as Exhibit ”D”. If Tenant fails to execute and deliver such Memorandum of Commencement Date to Landlord within ten (10) days after Landlord’s request, which failure continues for at least ten (10) days after a second written request from Landlord after the lapse of the first 10 day period, then the Commencement Date and Termination Date shall be the dates designated by Landlord.

3.2 Delivery of Premises. Commencing two (2) business days after mutual execution and delivery of this Lease (“Delivery Date”), Landlord shall permit Tenant and its contractors and agents to have access to the Premises (other than Suite 720, as to which the Delivery Date will be May 15, 2005) for the construction of its Tenant Improvement Work therein pursuant to the Tenant Improvement Letter. If Landlord fails to permit Tenant and its contractors and agents to have access to the Premises throughout the period commencing on the Delivery Date without material interference by Landlord or its contractors and agents, and if such failure continues for more than two (2) days after notice thereof by Tenant, then the Commencement Date shall be extended for one day for each such day of delay in Tenant’s access caused by Landlord (or its contractors and agents) following the lapse of such 2 day period. This Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord’s inability to deliver the Premises to Tenant as required herein, without limiting the foregoing day for day delay in the Commencement Date with respect to any delay in delivery of the Premises to the extent caused by Landlord or its contractors or agents; provided, however, that if the Delivery Date has not occurred within ninety (90) days after the Lease Date (without regard to any force majeure delays), then Tenant shall have the right, by giving notice thereof to Landlord within one hundred ten (110) days after the Lease Date (which notice shall be ineffective if the Delivery Date has occurred by the date such notice is given or if the notice is given after the lapse of said 110 day period) to terminate this Lease, and if Tenant timely gives such notice of termination, any amounts previously paid by either party to the other pursuant to this Lease shall promptly be returned and the parties shall have no further obligations to each other hereunder.

3.3 Acceptance of Premises. Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, (i) all Building Systems within or servicing the Premises are in good working order and repair and (ii) the Base Building Improvements have been fully constructed and are in good condition and repair. Landlord shall ensure that the Premises are in a broom-clean condition on the Delivery Date. By entering into possession of the Premises or any part thereof for purposes of constructing the Tenant Improvement Work therein, and except for such matters as Tenant shall specify to Landlord in writing within ten (10) days thereafter, Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations hereunder with respect to the Premises as of the Delivery Date and that the Premises comply with the requirements of this Lease as of the Delivery Date, except for latent defects in the core and shell of the Building or the Building Systems of which Landlord is notified during the Lease Term. With respect to such latent defects, Landlord shall have no responsibility to correct, or liability with respect to, any latent defects in any portion of the Tenant Improvements installed by a contractor of Tenant, but shall be responsible for repair of or liable for latent defects in the core and shell of the Building, in the Common Area and in the Building Systems. Tenant accepts this Lease subject to all applicable zoning laws and regulations, and any easements, covenants or restrictions of record, which Landlord represents, to its actual knowledge, do no prohibit the use of the Premises for general office uses. Except as otherwise expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or any other portion of the Park Place Project, including without limitation, any representation or warranty with respect to the suitability or fitness of the Premises, the Building or any other portion of the Park Place Project for the conduct of Tenant’s business.

3.4 Renewal Terms; Additional Space Option.

(a) Renewal Rights. Subject to the provisions of this Section 3.4, Tenant shall have two (2) options to extend the Term (individually, a “Renewal Option” and collectively, the “Renewal Options”) for all of the Premises for a period of four (4) years and eight (8) months (from May 1, 2010 to December 31, 2014) as to the first renewal term (the “First Renewal Term”) and for a period of five (5) years (from January 1, 2015 to December 31, 2019) as to the second renewal term (the “Second Renewal Term”), which options shall be exercisable by notice delivered by Tenant to Landlord as provided below. The First Renewal Term and Second Renewal Term are sometimes individually or collectively referred to in this Lease as the “Renewal Term.” Upon the proper exercise of each Renewal Option, the initial Term or First Renewal Term, as applicable, shall be extended by the Renewal Term, subject to every term and condition of this Lease, except that the applicable “Renewal Rent,” as that term is defined in Paragraph (c) below, shall be determined as set forth in this Section 3.4.

(b) Exercise of Options. The Renewal Options shall be exercised by Tenant upon written notice to Landlord no later than twelve (12) months prior to the expiration of the initial term of this Lease with respect to the First Renewal Term, or twelve (12) months prior to the expiration of the First Renewal Term with respect to the Second Renewal Term. A Renewal Option shall not be effective if, as of the date of exercise thereof, an “Event of Default” (as defined in Section 22.1 below) has occurred and is continuing and such Event of Default relates to any monetary or other material obligation of Tenant under this Lease.

(c) Renewal Rent. The Basic Rent payable hereunder for the Premises during a Renewal Term (the “First Renewal Rent” or “Second Renewal Rent,” as applicable) shall be equal to ninety-five percent (95%) of the Fair Market Rental Rate (as defined and determined pursuant to Article 33 below) as of the applicable commencement date for such Renewal Term (the “Renewal Term Commencement Date”), provided, however, that in no event shall the Basic Rent payable during a Renewal Term be less than the Base Rent payable hereunder during the twelve month period immediately preceding the commencement of such Renewal Period.

(d) Additional Rent. Tenant shall pay Additional Rent during each Renewal Term in accordance with the provisions of Article 5, but with a Base Year of 2010 for the First Renewal Term and a Base Year of 2015 for the Second Renewal Term, subject to the proper determination of the Fair Market Rental Rate, reflecting such adjustments to the Base Years, pursuant to the provisions hereof.

(e) Additional Space. Pursuant to that certain Sublease dated as of December 22, 2004 between ConAgra Foods, Inc., a Delaware corporation (“ConAgra”), as sublandlord, and Tenant, as subtenant (the “ConAgra Sublease”), Tenant subleases from ConAgra certain premises in the 3337 Building known as Suites CN200, CN270 and CN300, and Suite 100 in the office building located at 3353 Michelson Drive, containing a total of 77,895 square feet of Rentable Area (the “Additional Space”). The outside termination date for the ConAgra Sublease is August 31, 2010. If the ConAgra Sublease is still in effect at the time Tenant exercises its Renewal Option with respect to the First Renewal Term, Tenant shall have the option to lease the Additional Space from Landlord by giving Landlord written notice thereof concurrently with Tenant’s notice of exercise of the Renewal Option with respect to the First Renewal Term (the “Additional Space Option”). Upon the proper exercise of the Additional Space Option, Landlord shall lease the Additional Space to Tenant, and Tenant shall lease the Additional Space from Landlord subject to every term and condition of this Lease, and every reference in this Lease to the “Premises” shall be deemed to include the Additional Space, except that (i) the Commencement Date of the Term of this Lease with respect to the Additional Space (“Additional Space Term”) shall be September 1, 2010, (ii) the expiration date of the Additional Space Term shall be the last day of the First Renewal Term, (iii) the base rent with respect to the Additional Space shall be the First Renewal Rent, and (iv) Tenant shall pay Additional Rent with respect to the Additional Space in accordance with Section 3.4(d). If Tenant leases the Additional Space from Landlord pursuant to the Additional Space Option, the Renewal Option for the Second Renewal Term shall apply to all of the Premises, including the Additional Space.

(f) Personal Options. The Renewal Options and the Additional Space Option set forth in this Section 3.4 are personal to Tenant and may not be assigned, transferred or conveyed to any party, except to an Affiliate or Successor of Tenant defined in Section 14.1 below provided that the foregoing shall not be construed to limit Tenant’s ability to exercise its rights under this Section 3.4 for the benefit of any Transferee permitted pursuant to Article 14 below.

4. Base Rent.

The basic annual rent payable to Landlord (“Base Rent”) shall be as set forth in this Article 4.

4.1 Initial Base Rent. For the period beginning on the Commencement Date and continuing until Base Rent is adjusted pursuant to Section 4.2, Tenant shall pay Landlord Base Rent in the amount of Two Million Three Hundred Twenty-Four Thousand Eight Hundred Ninety-Six and 20/100 Dollars ($2,324,896.20) annually, which is equal to the sum of (i) the Rentable Area of the 3349 Building Premises and 3351 Building Premises (82,419 square feet) multiplied by the annual rent of Twenty-Three and 40/100 Dollars ($23.40) per square foot of Rentable Area and (ii) the Rentable Area of the 3337 Building Premises (21,306 square feet) multiplied by the annual rent of Eighteen and 60/100 Dollars ($18.60). Such initial Base Rent shall be payable in equal monthly installments of One Hundred Ninety-Three Thousand Seven Hundred Forty-One and 35/100 Dollars ($193,741.35), each installment being payable in advance on the first day of each calendar month beginning on the Commencement Date and continuing until Base Rent is adjusted pursuant to Section 4.2.

4.2 Adjustment of Base Rent. On the first anniversary of the Commencement Date of this Lease and on each subsequent anniversary of the Commencement Date during the Lease Term (each such anniversary date is referred to as an “Adjustment Date”), (i) the Base Rent for the 3349 Building Premises and 3351 Building Premises, expressed as an amount per square foot of Rentable Area of such Premises, shall be increased by an amount equal to three percent (3%) of the Base Rent, expressed as an amount per square foot of Rentable Area, payable by Tenant hereunder for the 3349 Building Premises and 3351 Building Premises during the twelve month period immediately preceding such Anniversary Date, and (ii) the Base Rent for the 3337 Building Premises, expressed as an amount per square foot of Rentable Area of such Premises, shall be increased by an amount equal to three percent (3%) of the Base Rent, expressed as an amount per square foot of Rentable Area, payable by Tenant hereunder for the 3337 Building Premises during the twelve month period immediately preceding such Anniversary Date. Landlord shall notify Tenant of the adjusted Base Rent prior to each Anniversary Date and Tenant shall pay the increased Base Rent in equal monthly installments on the first day of each calendar month beginning on such Anniversary Date and continuing until the Base Rent is further increased hereunder. Said adjustments of the Base Rent shall not limit any subsequent rent adjustments pursuant to Article 5 hereof.

4.3 Other Terms. If the Term begins on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such beginning or ending month shall be prorated based upon the number of days in such month occurring during, or before or after, the Term. Base Rent, Escalation Rent, Monthly Parking Payment and all other charges, payments, late fees, or other sums required to be paid by Tenant to Landlord pursuant to this Lease (“Additional Rent”), shall be paid to the Landlord without deduction or offset of any kind, and in advance and without demand (except as otherwise herein expressly provided) in lawful money of the United States at the Office of the Building or such other location and/or to such other person as Landlord may from time to time designate in writing.

4.4 Application of Payments. All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

5. Escalation Rent.

5.1 Escalation Rent. Commencing on the expiration of the Base Year, Escalation Rent shall be paid monthly, with subsequent annual reconciliation, in accordance with the following procedures:

(a) Within ninety (90) days after the close of each Calendar Year, or as soon after the ninety (90) day period as practicable, Landlord shall deliver to Tenant a statement showing the actual Building Operating Costs and the actual Common Area Operating Costs for the Calendar Year that just ended, together with Landlord’s calculation of the Escalation Rent, if any, that is due under this Lease for such Calendar Year (collectively, “Landlord’s Statement”). If Landlord’s Statement discloses that the actual Escalation Rent for that Calendar Year was less than the estimated payments previously made by Tenant, Landlord shall credit the next monthly rental payment of Tenant with an amount equal to such overpayment or, if the Term has expired, refund the overpayment to Tenant. If Landlord’s Statement discloses that the actual Escalation Rent for that Calendar Year exceeds the estimated payments previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the Statement to Tenant by Landlord. Landlord’s Statement shall also contain Landlord’s estimate of the Escalation Rent for the then current Calendar Year. Any such Escalation Rent shall be allocated equally to twelve (12) monthly Rent payments and those Rent payments shall be adjusted accordingly. Beginning with the next payment after Tenant’s receipt of Landlord’s Statement, Tenant shall pay the adjusted amount monthly. Together with the first adjusted monthly payment, Tenant shall also pay the monthly increases computed for the then current year attributable to the months in that Calendar Year preceding the delivery of Landlord’s Statement.

(b) The amount of Escalation Rent for any partial Calendar Year in the Term shall be prorated. The proration of Escalation Rent for such partial Calendar Year shall be calculated by multiplying the Escalation Rent that would have been owed had the entire Calendar Year in question been included within the Term by a fraction, the numerator of which shall be the number of days during such partial Calendar Year that this Lease was in effect and the denominator of which shall be three hundred sixty-five (365). To calculate Building Operating Costs and Common Area Operating Costs for such partial Calendar Year, Landlord will wait until the end of such partial Calendar Year and determine the proration of Escalation Rent by using the actual Building Operating Costs and Common Area Operating Costs for such Calendar Year.

The termination of this Lease shall not affect the obligations of Tenant to pay Escalation Rent pursuant to this Section 5.1 during the Lease Term.

5.2 Building Operating Costs. “Building Operating Costs” for the Base Year and each subsequent Calendar Year means all costs and expenses of every kind and nature, incurred by Landlord for operating, maintaining, managing, cleaning, equipping, insuring, securing, repairing, replacing, restoring and making improvements to the Building Property, including, but in no way limited to, the following (which are for broad general illustration purposes only):

(a) utility services, including without limitation, power, water, waste disposal, air conditioning, sprinkler, fire and life safety, steam, heating, ventilation, elevator systems and other utilities and installation and periodic recalibration of meters as commercially reasonable or necessary therefor and all costs and expenses related to illuminating and maintaining lighting facilities and signs;

(b) repairs, maintenance and replacement of all elements of the Building Property, including planting, maintaining, replanting and replacing flowers, other landscaping, and including, without limitation, the services described in Article 7 below, upgrades performed while doing such repair, maintenance and replacement work, and depreciation on any personal property;

(c) janitorial, maintenance, and other services, including without limitation, window cleaning, elevator and escalator maintenance, light bulb and tube replacement of Building Standard lights, removal of trash, rubbish, garbage and other refuse;

(d) security services, including without limitation, repair, maintenance, monitoring and operation of television security systems and other monitoring and/or surveillance systems and the cost of security personnel;

(e) supplies, materials and rental of equipment used in the operation, cleaning, security, management, repair and maintenance of the Building Property;

(f) consulting, legal and accounting fees and costs, including costs of audits by certified public accountants;

(g) all of Landlord’s costs and expenses of contesting by legal proceeding any matter concerning the operation or management of the Building Property, or amount or validity of any Real Property Taxes levied against all or any part of the Building Property;

(h) the costs of personnel (including, without limitation, wages or salaries; taxes; insurance; and retirement, medical or other employee benefits), utilities, materials, supplies, payroll and equipment related to or used in connection with the services provided or available to be provided to tenants of the Building, including Tenant, to the extent not recovered from charges made for the cost of such services;

(i) energy allocation or use charges or surcharges or developmental or environmental charges imposed in connection with the operation or management of the Building Property;

(j) insurance premiums and costs for the insurance insuring Landlord and the Building Property, including tenant improvements and alterations, which Landlord maintains pursuant to Section 11.5, including but not limited to, fire, extended coverage, boiler, sprinkler, property damage, liability and sign coverage, rental abatement or comprehensive rental interruption insurance, and earthquake and terrorism insurance (if Landlord elects to provide such coverages, and with no obligation to do so); and the deductible portion of any insured loss under Landlord’s insurance;

(k) tools and equipment, cleaning supplies, comfort and first-aid stations, pest control, traffic control and sound systems, if any;

(l) wages, salaries and benefits for on-site employees and service contracts with independent contractors, including all costs for security services;

(m) improvements to the Building Property (other than maintenance, repairs or replacement of existing facilities or upgrades performed while maintaining, repairing or replacing existing facilities, which are provided for in Section 5.2(b) above), provided that for improvements having a useful life beyond the Termination Date of this Lease, Tenant shall pay in the year the cost is incurred only that portion of such cost that is amortizable during the balance of the Term, based on generally accepted accounting practices consistently applied;

(n) property management fee in an amount equal to three percent (3%) of the Rent for the Building;

(o) any other commercially reasonable costs or expenses attributable to the Building Common Area and/or the Common Area located on the Building Property paid by Landlord;

(p) Building Property Taxes;

(q) the cost of business licenses;

(r) fees imposed by any federal, state or local government for fire and police protection, trash removal or other similar services which do not constitute Building Property Taxes; and

(s) any charges which are payable by Landlord pursuant to a service agreement with the City of Irvine, under a special assessment district or pursuant to any other lawful means.

Without limiting the foregoing, Building Operating Costs shall include the costs and expenses of the kind and nature included within the definition herein of “Common Area Operating Costs,” paid or incurred by Landlord in connection with the Building Property except in no event shall any particular cost or expense charged to Tenant as a Common Area Operating Cost also be charged to Tenant as a Building Operating Cost.

Landlord shall have the right, from time to time, to allocate some or all of the Building Operating Costs among different portions, such as office, retail or other appropriate portions, of the Building Property (“Cost Pools”). Such items of Building Operating Costs within each such Cost Pool shall be allocated to the tenants within such Cost Pool as an amount per square foot of Rentable Area, based on the total Rentable Area within such Cost Pool.

5.3 Common Area Operating Costs. “Common Area Operating Costs” shall mean all costs and expenses of every kind and nature incurred by Landlord pursuant to the REA for owning, operating, maintaining, managing, equipping, insuring, securing, repairing, replacing, restoring and making improvements to the Common Area, including, but in no way limited to, the following (which are for broad general illustration purposes only):

(a) utility service to the Common Area, including without limitation, power, water, waste disposal, and other utilities and installation of meters as commercially reasonable or necessary therefor and all costs and expenses related to illuminating and maintaining lighting facilities and signs;

(b) repairs, maintenance and replacement of all elements of the Common Area, including planting, maintaining, replanting and replacing flowers, fountains and other landscaping, and including, without limitation, upgrades of the Common Area performed while doing such repair, maintenance and replacement work; and depreciation on personal property;

(c) janitorial, maintenance, and other services, including without limitation, window cleaning, elevator and escalator maintenance, removal of trash, rubbish, garbage and other refuse from the Common Area;

(d) security services, including without limitation, television security systems and other monitoring and/or surveillance systems;

(e) supplies, materials and rental of equipment used in the operation, security, management, repair and maintenance of the Common Area;

(f) legal expenses and accounting costs, including costs of audits by certified public accountants; provided, however, that legal expenses chargeable as Common Area Operating Costs shall not include the cost of negotiating leases, collecting rents, evicting tenants nor shall it include costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease on the Park Place Project;

(g) all of Landlord’s costs and expenses of contesting by legal proceeding any matter concerning the operation or management of the Common Area, or amount or validity of any Common Area Property Taxes levied against all or any part of the Common Area;

(h) the costs of personnel, utilities, insurance, materials, supplies, payroll and equipment related to or used in connection with the services provided or available to be provided within the Common Area for the use and benefit of all tenants, including Tenant, to the extent not recovered from charges made for the cost of such services;

(i) energy allocation or use charges or surcharges or developmental or environmental charges imposed in connection with the operation or management of the Common Area;

(j) insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty and liability coverage, sign insurance, rental abatement or comprehensive rental interruption insurance and earthquake insurance (if the Common Area Managing Agent elects to provide such coverage and with no obligation to do so) applicable to the Common Area; and the deductible portion of any insured loss under such insurance;

(k) tools and equipment, cleaning supplies, comfort and first-aid stations, pest control, traffic control and sound systems, if any;

(l) wages, salaries and benefits for on-site employees, and service contracts with independent contractors, including all costs for security services;

(m) improvements to the Common Area (other than maintenance, repairs or replacement of existing facilities or upgrades performed while maintaining, repairing or replacing existing facilities, which are provided for in Section 5.4(b) above), provided that for improvements having a useful life beyond the Termination Date of this Lease, Tenant shall pay in the year the cost is incurred only that portion of such cost that is amortizable during the balance of the Lease Term, based on generally accepted accounting principles consistently applied. If the Term is extended for any reason, Tenant shall pay Landlord the portion of the cost of the improvement amortizable during the extension term in the year such term commences;

(n) property management fees;

(o) Fair Market Rental Rate for offices and storage areas at the Park Place Project occupied by Landlord’s property management personnel for the purpose of operating the Building Property to the extent said offices and storage areas are devoted to the management, operation, maintenance or repair of the Building Property and do not exceed 5,000 square feet of Rentable Area devoted to such uses;

(p) the Building’s proportionate share of the Fair Market Rental Rate for offices and storage areas at the Park Place Project occupied by the Common Area Managing Agent for purposes of operating the Park Place Project to the extent said offices and storage areas are devoted to the management, operation, maintenance or repair of the Park Place Project;

(q) costs incurred in operating the Park Place parking facilities, including the Parking Structures and Surface Parking Lots;

(r) any commercially reasonable other costs or expenses attributable to the Common Area and payable by Landlord pursuant to the REA; and

(s) Common Area Property Taxes.

5.4 Exclusions from Building Operating Costs and Common Area Operating Costs. Notwithstanding anything to the contrary that may be contained elsewhere in this Lease, Building Operating Costs and Common Area Operating Costs shall not include any of the following costs or expenses:

(a) depreciation and amortization of the Building and/or the Park Place Project, or either of their contents or components, except as otherwise expressly permitted herein;

(b) the cost of providing tenant improvements to Tenant or any other tenant or the cost of renovating space for existing or new tenants and leasing commissions, costs, disbursements and other expenses incurred for leasing space to tenants;

(c) principal, interest or debt required to be paid on any mortgage or deed of trust recorded with respect to the Park Place Project and/or the Premises;

(d) the cost of special services, goods or materials provided to any tenant;

(e) advertising costs and promotional expenses incurred in renting individual space in the Park Place Project;

(f) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, or any other costs of or subsidies of or to such commercial concessions operated by Landlord;

(g) material damages incurred due to the violation by any tenant of the terms and conditions of any lease of space in the Park Place Project;

(h) the cost to Landlord of repairs made, or other work done, by Landlord as a result of fire, windstorm or other insurable casualty or by the exercise of eminent domain, provided, however, that this exclusion is limited to the amount of the insurance proceeds or condemnation award actually received by Landlord for such repairs or other work;

(i) specific costs incurred for the account of and separately billed to specific tenants and other specific services or Property Taxes which could have been billed to tenants under their leases;

(j) all costs associated with Landlord’s general corporate overhead and general administrative expenses that are not related to the operation and maintenance of the Park Place Project;

(k) costs incurred by Landlord in connection with the correction of latent defects in the original design and non-recurring construction of the Building or the Park Place Project;

(l) expenses in connection with services or other benefits which are provided to another tenant or occupant of the Building and do not benefit Tenant;

(m) any cost or expense related to the removal, abatement, cleanup, containment or remediation of any “hazardous material”, including without limitation, hazardous substances in the ground water or soil unless the hazardous materials were in or on the Common Area or the Building as a result of Tenant’s negligence or intentional acts;

(n) any fines, costs, penalties or interest resulting from the negligence or willful misconduct of Landlord or its agents or employees acting within the scope of their employment or agency, as the case may be;

(o) the costs of capital improvements and capital tools or equipment, as determined in accordance with generally accepted accounting principles, consistently applied, and sound management practices, except (i) any capital improvement made to the Building which will reduce Building Operating Costs or Common Area Operating Costs, as reasonably demonstrated by Landlord, amortized on a straight-line basis, including interest at the lesser of the interest rate actually paid by Landlord or 8.0% per annum, over the shorter of the improvement’s useful life in accordance with generally accepted accounting principles or the period in which the cost of such improvement is reasonably anticipated to be recovered by savings in Building Operating Costs or Common Area Operating Costs, provided, however, the annual amortization shall not exceed the annual amount of Building Operating Costs and/or Common Area Operating Costs actually saved as a result of such capital improvement, or (ii) capital expenditures required by any government regulation or law enacted or first becoming effective after the Commencement Date, the amount of such costs to be amortized on a straight-line basis, with interest at the lesser of the interest rate actually paid by Landlord or 8.0% per annum, over the asset’s useful life in accordance with generally accepted accounting principles. In no event shall the costs of replacing or retrofitting the heating, ventilation and air conditioning (“HVAC”) system to comply with any of Sections 604-606 and/or 608 of the Clean Air Act be included in Operating Costs;

(p) amounts (including overhead or profits) paid to subsidiaries or affiliates of Landlord, or paid in other similar non-arms-length transactions for management or other services provided to the Park Place Project, or paid for supplies or other materials furnished to the Park Place Project, to the extent that the costs of such services, supplies or materials, as the case may be, exceed competitive costs or charges therefor (were such services, supplies or materials not provided by a subsidiary or affiliate or other non-arms length provider);

(q) Landlord’s gross receipts, personal and corporate income taxes, inheritance and estate taxes, franchise and gift taxes;

(r) any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building and the Common Areas, excluding any costs related to the REA, which costs shall be included in Common Area Operating Costs;

(s) any costs, fees, dues or contributions for any political or charitable organizations;

(t) legal fees incurred by Landlord as a result of Landlord’s default under leases of space at the Park Place Project;

(u) costs of advertising or other promotional materials unless agreed to by Tenant in its sole and absolute discretion;

(v) costs for providing any fire, life or safety code enhancements to the Building as a result of legal requirements in effect prior to the Commencement Date;

(w) tax penalties of any kind;

(x) attorneys fees in connection with disputes with any existing or prior tenant of the Park Place Project;

(y) the costs (including permit, license and inspection fees) incurred in renovating, improving, decorating, painting or redecorating leased or leaseable space in the Park Place Project;

(z) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which, if purchased, would be excluded from Building Operating Costs and Common Area Operating Costs as a capital cost, excepting from this exclusion (i) equipment not affixed to the Building or the Park Place Project which is used in providing janitorial or similar services, and (ii) equipment rented or leased to remedy or ameliorate an emergency condition in the Building and/or the Park Place Project;

(aa) any costs or expenses for sculpture, paintings, or other works of art, including costs incurred with respect to the purchase, ownership, leasing, repair, and/or maintenance of such works of art;

(bb) the cost of overtime, or other expense to Landlord in performing work expressly provided in this Lease to be borne at Landlord’s expense;

(cc) all expenses directly resulting from the gross negligence or willful misconduct of the Landlord, its agents, servants or other employees; and

(dd) all bad debt loss, rent loss, or reserve for bad debt or rent loss.

Building Operating Costs or Common Area Operating Costs, as applicable, shall be reduced by reimbursements and credits received by Landlord for items of cost included in Building Operating Costs or Common Area Operating Costs, except reimbursements to Landlord by tenants of the Park Place Project with respect to Building Operating Costs or Common Area Operating Costs, services, alterations and the like. Common Area Operating Costs with respect to new or modified Common Area shall be allocated to the Park Place Project and the Premises on a reasonable basis based on the relative benefit of the new or modified Common Area to the Building and to other buildings in the Park Place Project. If the Building or Park Place Project is not at least ninety-five percent (95%) occupied during all or any portion of the Base Year or any subsequent Calendar Year, Landlord shall make an appropriate adjustment in accordance with industry standards and generally accepted accounting principles, consistently applied, to the Building Operating Costs and Common Area Operating Costs for such year to determine what the Building Operating Costs and Common Area Operating Costs would have been for such year if the Building and the Park Place Project had been ninety-five percent (95%) occupied. Such grossed-up adjustments shall be made by Landlord by increasing those costs included in the Building Operating Costs and/or Common Area Operating Costs which, according to industry practice but depending on the specific situation of the Building or the Park Place Project, vary based upon the level of occupancy of the Building or the Park Place Project. In the event Landlord incurs costs associated with or relating to items, categories or subcategories of Building Operating Costs and/or Common Area Operating Costs which were not part of Building Operating Costs and/or Common Area Operating Costs during Tenant’s entire Base Year, or expenses associated with increased levels or frequency of such services for such categories or subcategories, then Building Operating Costs and/or Common Area Operating Costs for the Base Year shall be increased, including being grossed up to ninety-five percent (95%) level or, if higher, to the actual occupancy level of the Building during such Calendar Year, by such costs or by such increased levels or frequency of services, as appropriate, as if such items, categories or subcategories of Building Operating Costs and/or Common Area Operating Costs had been included in Building Operating Costs and/or Common Area Operating Costs during the entire Base Year. The purpose of this provision is to give an “apples to apples” comparison from the Base Year to all subsequent Calendar Years. In addition, if the Building or the Park Place Project is not fully tax-assessed in the Base Year and any subsequent Calendar Years, then the Landlord shall adjust the subject year’s Real Property Taxes to reflect what such year’s taxes would have been had the Building and the Park Place Project been fully completed and assessed for tax purposes. Upon request of Tenant, Landlord shall provide Tenant with a reasonably detailed description of how the Building Operating Costs and Common Area Operating Costs were grossed up. Building Operating Costs and Common Area Operating Costs relating to periods of the Term that fall partly within any Calendar Year shall be reasonably allocated between such Calendar Years. Landlord agrees that it shall not collect more than 100% of Building Operating Costs and Common Area Operating Costs for any Calendar Year.

5.5 Common Area Changes. To the extent the location and/or amount of Common Area changes pursuant to Section 1.2(a) hereof in or during any Calendar Year, Tenant’s Common Area Allocable Share shall be computed taking into account such changes for that Calendar Year and subsequent Calendar Years.

5.6 Free Speech Activities. Landlord and Tenant hereby agree that any free speech activity by third parties located anywhere within the Park Place Project shall be governed by the Rules for Free Speech Activities at Park Place attached as Exhibit “H,” as the same may be amended or modified from time to time by the REA Managing Agent or such other party as may have authority to issue or modify such rules. Nothing contained in this Section 5.6 shall grant any rights to Tenant in the Common Area or elsewhere within the Park Place Project not expressly granted under this Lease.

5.7 Real Property Taxes. “Real Property Taxes” means, any form of assessment, tax, license fee, license tax, business license fee, business license tax, commercial rent tax, levy, charge, penalty, or similar imposition on real property, whether a result of a change in ownership (as defined by applicable law for property tax purposes) or otherwise, imposed by any governmental authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Park Place Project, including, but not limited to, the following: (a) any tax on Landlord’s right to rental or other income from the Park Place Project or as against Landlord’s business of leasing in the Park Place Project; (b) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Real Property Taxes and (c) and all real estate tax consultant expenses and attorneys’ fees reasonably incurred for the purpose of maintaining an equitable assessed valuation of the Park Place Project and Common Area. Landlord may pay any such special assessments in installments when allowed by law, in which case Real Property Taxes shall include any interest charged thereon. Real Property Taxes shall also include any private assessments or the Building’s contribution towards a private cost-sharing agreement for the purpose of augmenting or improving the quality of service and amenities normally provided by governmental agencies.

(a) Notwithstanding the foregoing, Real Property Taxes shall not include: (i) any taxes or assessments against the personal property of Tenant or any other tenant of the Park Place Project which taxes and assessments are separately billed to Tenant or such other tenant by the tax collecting authority; (ii) any income tax, franchise tax or transfer tax (exclusive of any transfer tax imposed on this Lease) for which Landlord may be or become personally liable, or (iii) any excess profits, taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal, state or local income taxes and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts), (iv) penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of any Property Taxes when due, or (v) any assessments, charges, taxes or fees to the extent allocable to or caused by capital improvements made to the Park Place Project after the Commencement Date which do not benefit Tenant or other tenants of the Park Place Project.

(b) Real Property Taxes shall include transit impact development fees, housing impact development fees and other fees or taxes payable by Landlord, whether or not now customary or within the contemplation of the parties hereto, that are levied with respect to the Park Place Project, and related to the cost of providing governmental or public facilities or services; provided, however, Real Property Taxes shall not include any such transit impact development fees or housing impact development fees which (i) are imposed solely on Landlord as a result of development of the Park Place Project and (ii) are not imposed generally upon other office building project owners within the Irvine Business Complex.

(c) There shall be deducted from Real Property Taxes the net amount of any refunds actually received by Landlord, after reasonable expenses. To the extent reasonably practicable, all such refunds to be applied against said Real Property Taxes for the same calendar year to which the Real Property Taxes apply.

(d) The amount of special taxes or special assessments to be included as Real Property Taxes shall be limited to the amount of the installments of special taxes or special assessments required to be paid during the Calendar Year in respect to which these special taxes or special assessments are to be determined; however, Landlord is obligated to elect the longest period of time allowed by the authority imposing the tax or assessment in which to pay installments of special taxes or special assessments.

Real Property Taxes shall include the reasonable expenses reasonably incurred by Landlord in attempting to protest, reduce or minimize Real Property Taxes for the Calendar Year in which such expenses are incurred.

5.8 Building Property Taxes. “Building Property Taxes” means all Real Property Taxes and personal property taxes, possessory interest taxes, charges and assessments that are levied, assessed upon or imposed by any governmental authority during any Calendar Year of the Term with respect to the Building Property, or Landlord’s interest therein, including without limitation the Building and any improvements, fixtures and equipment, and all other property of Landlord, real or personal, located on the Building Real Property. Building Property Taxes shall not include any Common Area Property Taxes.

5.9 Common Area Property Taxes. “Common Area Property Taxes” means all Real Property Taxes and personal property taxes, possessory interest taxes, charges and assessments which are levied, assessed upon or imposed by any governmental authority during any Calendar Year of the Term with respect to the Common Area or any part thereof or Landlord’s interest therein, including the land, and any improvements, fixtures and equipment, and all other property of Landlord or the owner of the Common Area, real or personal, located in the Common Area.

5.10 Personal Property Taxes. At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed against equipment, furniture, personal property and trade fixtures placed by Tenant in the Premises. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

5.11 Impositions. In addition to the Rent and other charges to be paid by Tenant under this Lease, Tenant shall pay Landlord for all of the following items (collectively, “Impositions”): (i) assessments or levies on the Building or Park Place Project, including without limitation, all assessments for public improvements, services, or benefits, irrespective of when commenced or completed; (ii) business taxes on the Building or Park Place Project; (iii) license, permit, inspection, and other authorization fees imposed on Landlord with respect to the Building or the Park Place Project; (iv) service charges imposed by governmental authorities in lieu of taxes and; (x) any other fees or charges that are levied, assessed, confirmed, or imposed by a governmental authority; provided, however, that Impositions shall not include amounts otherwise included in Common Area Operating Costs or Building Operating Costs or Real Property Taxes. Tenant is obligated to pay the Impositions only to the extent that the Impositions are (a) based on, measured by, or commercially reasonable to attribute to, the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located in the Premises, (b) based on the development, possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises or any portion of the Premises; or (c) imposed on this transaction or based on any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If it is unlawful for Tenant to reimburse Landlord for the Impositions, but lawful to increase the monthly Rent to take into account Landlord’s payment of the Impositions, the monthly Rent payable to Landlord shall be revised to provide Landlord the same net return without reimbursement of the Impositions as would have been received by Landlord with reimbursement of the Impositions.

5.12 Non-Payment by Tenant. If Tenant should fail to pay, within fifteen (15) days after it is due, any amount or sum of money required to be paid by Tenant pursuant to this Article 5, in addition to any other remedies provided herein, Landlord may, if it so elects, pay such amount or sum of money. Any sums so paid by Landlord shall be deemed to be Rent owing by Tenant to Landlord and due and payable upon demand as Rent plus interest at the rate described in Section 24.1 of this Lease from the date of payment by Landlord until the date such sums are repaid by Tenant.

5.13 Tenant’s Audit Right. Tenant shall have the right to audit the amounts shown on Landlord’s Statement in accordance with this Section 5.13, provided that Tenant must notify Landlord that it wishes to commence such audit in accordance with this Section 5.13 within twenty-four (24) months after the later of (i) Tenant’s receipt of such Landlord’s Statement or (ii) the termination of this Lease (the “Review Period”). If Tenant gives such notice to Landlord, then Tenant, or its authorized agent which shall be a non-contingency fee certified public accountant or auditing firm, shall have the right, at its own cost and expense (without a requirement that Tenant pay Landlord’s costs in complying with this provision), to inspect and/or audit Landlord’s detailed records each year with respect to Building Operating Costs and Common Area Operating Costs set forth in such Landlord’s Statement within 120 days after the date of Tenant’s notice. If Tenant does not notify Landlord that it intends to commence an audit within such Review Period, Tenant shall have waived its right to audit such Landlord’s Statement. Tenant shall, and shall use its commercially reasonable efforts to cause its agents and employees to, maintain all information contained in Landlord’s books and records in strict confidence. Landlord agrees to retain such records for Tenant’s Base Year and all subsequent Calendar Years associated with the Lease, regardless of whether or not such periods were prior to Landlord’s ownership of the Building and/or Park Place Project, until five (5) years following the termination of this Lease. Within fifteen (15) business days following Tenant’s written notice to Landlord of its desire to review Landlord’s books and records, Landlord shall forward to Tenant or Tenant’s authorized representative a full and complete copy of the Building’s and the Park Place Project’s respective general ledgers, and all escalation worksheets and their supporting documentation for each year being reviewed. General ledgers shall be the type printed from Landlord’s particular computerized accounting system which reflect: (a) the full year’s listing of expenses with each such expense listed under its applicable account (which account has its name and number clearly specified) and with each account’s expenses summarized by account balances, and (b) for each expense, the date of the expense, the payee/vendor, the amount (including debits and credits), and the transaction description (reflecting an explanation of what the expense was for). If, after review of such documentation, Tenant desires additional information of or from Landlord’s books and records including but not limited to invoices paid by Landlord or services contracts, Landlord shall cooperate with Tenant by making all pertinent records available to Tenant, and Tenant’s employees and agents for inspection. Tenant, and Tenant’s employees and agents shall be entitled to make and retain photostatic copies of such records. Tenant shall bear all costs of such audit it requests, except that if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of Building Operating Costs and Common Area Operating Costs, on a combined basis, of three percent (3%) or more, and Landlord’s independent nationally recognized certified public accountants concur in such findings (or, in the absence of such concurrence, such overstatement is confirmed by binding arbitration between the parties conducted in Irvine, California by the American Arbitration Association under the Commercial Arbitration Rules, using a single arbitrator selected by the parties pursuant to such rules, or by such other dispute resolution mechanism to which the parties may mutually agree in writing), then Landlord shall bear all costs of the audit (and, if applicable, the arbitration or other dispute resolution mechanism). If the arbitration or other dispute resolution mechanism selected by the parties confirms that the Building Operating and Common Area Operating Costs, on a combined basis, were not overstated by 3% or more, then Tenant shall bear the cost of the audit and such arbitration or other dispute resolution mechanism. If the agreed or confirmed audit shows an underpayment of Building Operating Costs or Common Area Operating Costs by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount of such underpayment, and, if the agreed or confirmed audit shows an overpayment of Building Operating Costs or Common Area Operating Costs by Tenant, Landlord shall reimburse Tenant for such overpayment. The payment of any amounts pursuant to this Lease shall not preclude Tenant from questioning the correctness of any Landlord’s Statement, provided that the failure of Tenant to commence an audit thereof prior to the expiration of the Review Period shall be conclusively deemed to be Tenant’s approval of the applicable Landlord’s Statement.

6. Abatement for Untenantability.

Notwithstanding any contrary provisions in this Lease, if the Premises or any portion thereof are rendered untenantable and are not used by Tenant for the operation of its business for a period of more than two (2) consecutive business days (the “Eligibility Period”) as a result of (i) failure in the water, sewage, air conditioning, heating, ventilating, vertical transportation or electrical systems of the Building Property, (ii) Landlord’s failure to perform and complete any repair it is required to make to the Premises under the terms of this Lease, or (iii) any entry by Landlord into the Premises which actually interferes with Tenant’s ability to conduct its business therein for general office uses, Tenant’s Rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises or such portion thereof remain untenantable and are not used by Tenant for the operation of its business, in the proportion that the Rentable Area of the portion of the Premises rendered untenantable and not used by Tenant bears to the total Rentable Area of the Premises. Notwithstanding the foregoing, there shall be no abatement of Rent if the failure of Building Systems is caused primarily or entirely by the negligence or willful misconduct of Tenant, its agents, employees, contractors or licensees. Notwithstanding the foregoing, during any Rent abatement under this Lease, Tenant shall pay Landlord Additional Rent that would otherwise be required under this Lease for all services and utilities provided to and actually used by Tenant during the period of the Rent abatement.

7. Utilities and Services.

7.1 Landlord Obligations. Landlord shall furnish services and utilities to the Premises in accordance with this Lease, including those described in this Article 7, the cost of which shall be included in Building Operating Costs or, if applicable, in Common Area Operating Costs, except as specifically provided otherwise herein, during the periods from 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. Saturday, except National Holidays, and subject to rules and regulations from time to time established by Landlord (such hours and days of operation are herein called “Normal Working Hours”):

(a) HVAC. Landlord shall furnish heating, ventilation and air conditioning (“HVAC”) in amounts reasonably necessary for the use and occupancy of the Premises for normal office purposes during Normal Working Hours or such shorter period as may be required by law, and in accordance with the standards for HVAC services set forth on Exhibit “L” attached hereto and incorporated herein. Tenant shall not, without Landlord’s prior written consent, use any equipment or lighting or occupy the Premises with personnel so that the total amount of heat generated by such use or occupancy exceeds the Building’s design load. In the event Tenant’s use or occupancy of the Premises exceeds the Building’s design load, and Tenant fails to cease such excess use or occupancy within ten (10) days after notice thereof from Landlord, then Landlord shall have the right to install any machinery or equipment which Landlord reasonably deems necessary to restore temperature balance, including without limitation, modifications to the standard HVAC equipment, and the cost thereof including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord makes no representation with respect to the adequacy or fitness of the HVAC equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant which is not contemplated on Exhibit “L”, and Landlord shall have no liability for loss or damage in connection therewith; provided that Landlord shall cause the HVAC system serving the Premises to provide HVAC service consistent with the specifications on Exhibit “L”.

(b) Additional HVAC Equipment. Tenant may install in the Premises, consistent with the provisions of Article 8 of this Lease if not installed as part of the Tenant Improvements installed for Tenant’s initial occupancy of the Premises, supplemental or independent cooling systems (“Additional HVAC Equipment”) and may utilize, at Landlord’s Actual Cost, the Building’s chilled or condenser water and electricity for the Additional HVAC Equipment; provided that the Additional HVAC Equipment and the utilization of chilled or condenser water and electricity shall comply with applicable insurance regulations and Applicable Laws, shall not cause permanent damage or injury to the Building, Building Systems, Building Structure or the Premises, shall not create a dangerous or hazardous condition nor unreasonably interfere with or disturb other tenants in the Building, and shall be consistent with the Park Place Project. Tenant shall install, at Tenant’s sole expense, (i) meters necessary for measuring the use of chilled or condenser water and/or electricity for the Additional HVAC Equipment and (ii) screening devices or other improvements reasonably required by Landlord to assure that the Additional HVAC Equipment does not create a Design Problem. The screening devices shall be consistent with other architectural screening materials and methods in the Park Place Project. The Additional HVAC Equipment shall be reasonably appropriately screened from view by visitors and tenants in the Park Place Project and shall not cause any excess noise or vibration that would violate city, municipal or governmental ordinances, rules or regulations or negatively impact any other tenant’s or occupant’s premises in the Park Place Project or into any Common Area. Tenant shall be responsible for all costs related to the Additional HVAC Equipment and the installation thereof, including without limitation, costs of any modification to the Base Building Improvements, Building Systems and Building structure and costs of subsequent maintenance in connection therewith. Landlord shall have the reasonable right to approve, in advance, all plans and specifications for the Additional HVAC Equipment that Tenant proposes to install and such installation shall be done strictly in accordance with such plans and specifications as reasonably approved by Landlord. Landlord shall provide reasonable access to an appropriate path for Tenant to run water, refrigeration and power lines, pipes and conduits from the location of the Additional HVAC Equipment to the Premises. In addition to other areas reasonably approved by Landlord for the installation of the Additional HVAC Equipment, Landlord approves the location shown on Exhibit “N” attached hereto (Generator and Additional HVAC Equipment Location(s)).

(c) Electricity. Landlord shall furnish to the Premises electric current to the extent commercially reasonable and required for normal general office uses. The Building electrical system will be capable of providing an average of at least five (5) watts per square foot of Rentable Area to the Premises for lighting and measured load. Landlord may establish commercially reasonable measures to conserve energy and water, including but not limited to, automatic light shut off after Normal Working Hours in unoccupied areas and efficient lighting forms, so long as these measures do not unreasonably interfere with Tenant’s use of the Premises. Without the prior written consent of Landlord, which Landlord will not unreasonably withhold, Tenant shall not install or operate any machinery, appliances or equipment in the Premises, which will (i) create a Design Problem, (ii) have an adverse effect on the structural components of the Building or on the Building Systems (including any demand on Building Systems or Building Structure which is greater than their design loads), or (iii) result in a violation of Applicable Laws; nor connect any apparatus, device, machinery, appliances or equipment (except through electrical outlets in the Premises), for the purpose of using electric current. Use of five (5) watts per square foot of Rentable Area for power and lighting within the Premises per month (other than electric current for Building HVAC) is referred to herein as the “Standard Consumption Amount.” Tenant agrees to pay directly (instead of as part of Building Operating Costs and in addition to Building Operating Costs payments pursuant to Section 5.1) for the cost of electric current (at rates no higher than that charged by the public utility providing similar service based on average annual utility rates) used by Tenant in the Premises which exceeds the Standard Consumption Amount. Landlord shall install a submeter on each floor or floors of the Premises to determine the actual amount of electric current which Tenant is utilizing from time to time. If such submeter indicates that Tenant’s usage of electric current for power and lighting in the Premises (excluding electric current for Building HVAC) exceeds the Standard Consumption Amount, and that the allocation of electricity costs to all tenants in the Building through Operating Costs is, therefore, materially distorted or unfair, then Tenant shall pay directly (instead of as part of Building Operating Costs) for the actual cost of such excess electric current usage plus any additional expense incurred in keeping account of the electric current so consumed, on a monthly basis within thirty (30) days after delivery of an invoice therefor. The Base Building Operating Costs shall include the cost of providing the Standard Consumption Amount to the Premises and other premises in the Building during the Base Year, but not the cost of any excess electric current that may be used by Tenant or other tenants during the Base Year.

(d) Elevators. Landlord shall furnish freight and passenger elevator services to the Premises during Normal Working Hours. During all other hours, Landlord shall furnish passenger elevator service with at least one elevator operating in the elevator bank serving the Premises, and, by prior arrangement with Landlord’s property manager, freight elevator service. In addition, if Tenant requires extended or uninterrupted use of the freight elevator for other than normal deliveries to the Premises (such as for a special move or alterations), then Landlord shall provide freight elevator service by prior arrangement with the manager of the Building at no charge to Tenant, except that Tenant shall reimburse Landlord for any actual out of pocket charges (including security personnel costs) incurred by Landlord in providing such freight elevator service after Normal Working Hours.

(e) Water. Landlord shall make available hot and cold running water for normal lavatory and drinking purposes and kitchen purposes to be drawn from the public lavatory in the core of the floor or floors on which the Premises are located, and shall also provide sewer lines servicing the existing public restrooms on such floors.

(f) Janitorial. Landlord shall provide janitorial service five (5) nights per week and window washing generally consistent with that furnished in other first-class office buildings in Irvine, California. Landlord’s janitorial services shall be consistent with the Cleaning Schedule attached to this Lease as Exhibit “I”. Tenant will reasonably cooperate with any Building-wide recycling programs to reduce the Building’s contribution to the waste stream. Janitorial services shall include the transportation of trash and refuse from the Premises to the Building’s central trash enclosure area during the times and in the manner consistent with the janitorial services provided as needed. Landlord shall not be required to provide other than Building standard janitorial services for portions of the Premises used for storage, mailroom, storage room or similar purposes, or preparing or consuming food or beverages, nor shall Landlord be required to provide janitorial services to areas secured, obstructed or locked by Tenant, or used as a lavatory, other than the lavatory rooms shown on the floor plans of the Premises attached to this Lease as Exhibit ”C”. Landlord will provide Tenant with the use of a day porter for cleaning services in the Premises on Tenant’s prior request from time to time.

(g) Access. Landlord shall furnish to Tenant, and Tenant’s employees, contractors and agents access to the Premises and the Parking Structure and other parking areas on a seven (7) day per week, twenty-four (24) hour per day basis, subject to compliance with such reasonable security measures as shall from time to time be in effect for the Building and/or the Park Place Project, maintenance activities and subject to the rules and regulations described in Section 12 below. Landlord shall provide to Tenant or cause to be delivered to Tenant free of charge the initial access cards (and/or any other device) which are necessary to enter the Building for each Tenant employee (up to a total of six cards per 1,000 square feet of Rentable Area in the Premises). Landlord may charge Tenant a reasonable fee, not to exceed Landlord’s actual cost, for any access cards (or other device) requested by Tenant in addition to such initial access cards. The access cards and/or other devices shall also provide after-hours access to the Building. In addition, Landlord will install, at Tenant’s expense, a sign containing Tenant’s name on one of the loading dock bays and Tenant shall have the right to priority use of such designated loading dock bay (but Landlord shall not be required to employ a loading dock master or supervisor to assure that other tenants do not use such designated loading dock bay)

(h) Lighting Replacement. Landlord shall provide light bulb, ballasts and tube replacement for all Building Standard lights.

(i) Building Security. Landlord shall provide security equipment, procedures and personnel for the Building which are comparable with those used in other first-class office buildings in the Irvine area. Landlord may, at its option, initiate additional security procedures from time to time as Landlord reasonably deems necessary, including a central receiving station for all messengers to tenants in the Building and a separate receiving point for all deliveries through the loading dock. Landlord does not warrant the effectiveness of said security equipment, procedures and personnel and Tenant shall have the right, at Tenant’s expense, to provide additional security equipment or personnel in the Premises, provided that Landlord is given reasonable access to the Premises and that any such security system installed by Tenant complies with all applicable codes and shall not create any material security risk to the Building or materially adversely affect the rights of other tenants in the Building. To the extent that it is feasible at modest expense to link Tenant’s additional security equipment and system for the Premises, if any, to the security system for the Building, Landlord shall cooperate with Tenant to cause security access cards or other devices provided to Tenant for access to the Building to provide access to the Premises in connection with Tenant’s additional security system, provided that all costs associated with such linking of Landlord’s and Tenant’s security systems shall be borne solely by Tenant.

7.2 Extraordinary Services. Freight and passenger elevator services, HVAC, electricity, and access to and use of the loading dock facilities will be available twenty-four (24) hours a day, subject to the provisions of this Section 7.2. In addition to the other amounts payable by Tenant pursuant to this Lease, Landlord may impose a direct charge on Tenant equal to the costs incurred by Landlord in providing the service in question, and may establish reasonable rules and regulations for any of the following: (a) the use of any HVAC or electric current for Additional HVAC Equipment by Tenant at any time other than during Normal Working Hours; (b) the usage of electric current in excess of the normal amount of current used by other tenants in the Building or at any time other than during Normal Working Hours; (c) Tenant’s usage of any services which are not required under this Lease to be provided by Landlord to Tenant without charge, but are so provided to Tenant at Tenant’s request, after notice to Tenant of the charges for such services; (d) additional or unusual janitorial services required because of any non-Building Standard improvements in the Premises that by their nature require unique cleaning or additional cleaning products or materials, the carelessness of Tenant, the unusual nature of Tenant’s business (including the extensive operation of Tenant’s business other than during Normal Working Hours); (e) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises; and (f) the cost of any transformers, additional risers, panel boards, and other facilities, if required by Landlord to furnish power for Additional HVAC Equipment in the Premises. The cost of providing HVAC outside of Normal Working Hours shall be a per hour charge which is equal to the actual electrical energy, labor (calculated on a per floor per hour basis), and fixed plant costs (calculated on a per floor per hour basis) of running the HVAC system. Landlord currently estimates that the utilities and services costs for providing HVAC outside of Normal Working Hours will be approximately Seventy-Five Dollars ($75.00) per hour, per floor with a two (2) hour minimum on weekends or holidays and a one (1) hour minimum on business days. The foregoing direct charges shall be payable by Tenant directly to Landlord within thirty (30) days after submission of an invoice therefor by Landlord.

7.3 Interruption in Utility Services. Landlord shall not be in default under this Lease, nor be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities or unavailability of access to the Building Property or the Park Place Project, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent (except as provided in Article 6), when such failure is caused by acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, other force majeure events, or by the making of repairs, alterations or improvements to the Premises or the Building Property, or the limitation, curtailment, rationing or restriction on supply of fuel, steam, water, electricity, labor or other supplies or for any other condition beyond Landlord’s reasonable control, including without limitation, any governmental energy conservation mandatory program or legal requirement. Landlord shall use commercially reasonable efforts to remedy interruptions in the furnishing of such services, utilities and access. If any governmental entity imposes mandatory controls on Landlord or the Park Place Project or any part thereof, relating to the services provided by Landlord, or the reduction of emissions, Landlord may make such alterations to the Building Property or any other part of the Park Place Project related thereto and take such other steps as are necessary to comply with such controls and guidelines, the cost of such compliance and alterations shall be included in Building Operating Costs and/or Common Area Operating Costs, as applicable and permitted by the terms of this Lease, and Landlord shall not be liable therefor, for damages or otherwise, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent.

7.4 Utility Deregulation. In the event any one or more utilities serving the Building either have been, or are in the future, deregulated by the appropriate governmental authorities having jurisdiction over such utilities so that more than one provider of such deregulated utility may be permitted to serve the Building, Landlord, in its sole and absolute discretion (but with the intent of lowering Building Operating Costs), shall choose which provider(s) shall serve the Building. So long as neither it, nor any affiliated entity, makes a profit in doing so, Landlord shall have the right at any time and from time to time to (i) act as the provider of any such utilities itself by co-generating or purchasing power and/or other utility services on behalf of Tenant, (ii) to act as the sole energy aggregator to contract for power on Tenant’s behalf, and (iii) to switch providers at any time. In no event, shall Tenant have any right to contract with any party to provide any utilities to the Premises.

8. Alterations.

8.1 Restriction on Alterations.

(a) The construction of the initial Tenant Improvements to the Premises shall be governed by the terms of the Tenant Improvement Letter attached hereto as Exhibit “E.” Tenant may make alterations, additions or improvements to the Premises after the Commencement Date (collectively, “Alterations”) which do not create a Design Problem (as defined in Paragraph 8.1(c)), provided Tenant submits its plans, including floor load calculations, for such Alterations to Landlord at least ten (10) business days prior to commencement of construction of such Alterations (except as to decorative items, minor repairs or installations of trade fixtures, furniture and equipment for which plans are not required) and subject to Landlord’s consent to the extent required under Paragraph 8.1(b). Alterations shall be scheduled through Landlord and each of Tenant’s contractors shall cooperate and coordinate with Landlord and Landlord’s contractor so that there shall be no disruption of the Building Systems or Service Facilities or of any other construction on or in the Park Place Project. Within ten (10) days after receipt of the plans for Alterations, Landlord shall inform Tenant, in good faith, whether such Alterations will create a

Design Problem. If Landlord indicates that such Alterations will create a Design Problem, Landlord will have five (5) additional days to inform Tenant of its disapproval, and the specific Design Problems which are the reasons for such disapproval, and what changes or conditions could be made or satisfied to eliminate the Design Problems and obtain Landlord’s approval. Under no circumstances shall Tenant make any Alterations that create a Design Problem without Landlord’s prior consent, which Landlord may withhold in its discretion.

(b) If the proposed Alterations in, to or about the Premises or the Building individually or cumulatively will not create a Design Problem, Tenant may make such Alterations with the prior written consent of Landlord, which Landlord shall not unreasonably withhold or delay beyond ten (10) days following request for the consent and any submittal of plans required hereunder, and which may only be conditioned upon (i) the right to reasonably approve the plans and specifications for any work provided that Landlord shall not disapprove such plans if a Design Problem is not created, (ii) the right to require reasonable supplemental construction insurance satisfactory to Landlord and naming Landlord as an additional insured, (iii) reasonable requirements as to the manner in which or the time or times at which work may be performed and (iv) the right to approve the contractor or contractors to perform the Alterations, which approval shall not be unreasonably withheld or delayed. No approval shall be required to (A) paint or cover walls, (B) for the installation of the floor covering, provided the manner of installing the floor covering is subject to Landlord approval, (C) for the installation of trade fixtures, furniture and equipment which do not create a Design Problem, or (D) for the installation of any other minor interior decorative alterations which do not create a Design Problem and do not cost in excess of $25,000.00 per job, provided that any such painting or installation shall be subject to the notice requirement set forth in Paragraph 8.1(a).

(c) All Alterations shall be compatible with the Park Place Project and completed in accordance with Landlord’s reasonable, non-discriminatory requirements, Applicable Laws, all applicable rules, regulations and requirements of governmental authorities and all applicable reasonable rules, regulations and requirements of insurance carriers. The outside appearance of the Building shall not be affected by any Alteration, the use of the Building shall not be materially, adversely affected by any Alteration and no Alteration shall materially weaken or impair the structural strength of the Building or create the potential for unusual expenses to be incurred upon the removal of the Alterations and the restoration of the Premises upon the termination of this Lease unless Tenant agrees to pay for the incremental removal cost caused by the non-typical Alterations. No part of the Building outside of the Premises shall be materially, adversely affected by any Alteration; the proper functioning of the Building structure, Building Systems and Service Facilities shall not be materially, adversely affected by any Alteration (nor shall any Alteration involve or permit the installation of equipment or other fixtures or improvements which exceeds the capacities of the Building structure or Building Systems unless Tenant authorizes Landlord to modify, at Tenant’s expense, the Building Systems to increase such capacity and such modification does not otherwise create a Design Problem) and there shall be no Alteration which materially, adversely interferes with Landlord’s free access to the Building Systems or materially, adversely interferes with the moving of Landlord’s equipment to or from the enclosures containing the Building Systems. No Alteration shall materially, adversely affect any other tenant or occupant of the Project. Any Alteration that violates any of the foregoing restrictions of this Paragraph 8.1(c) shall be deemed to create a “Design Problem.”

8.2 Costs and Protections. Tenant shall pay to Landlord Landlord’s out-of pocket costs to third party consultants for reviewing and inspecting all Alterations to assure full compliance with all of Landlord’s requirements in the entire Premises. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any applicable laws, ordinances, codes, rules or regulations. If requested by Landlord, Tenant shall provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation (including, without limitation, “as-built” drawings, air/water balancing reports, permits and inspection certificates) in connection with the construction of such Alterations. Tenant shall promptly pay all costs incurred in connection with all Alterations. Any increase in any tax, assessment or charge levied or assessed as a result of any Alterations shall be payable by Tenant in accordance with Article 5.

8.3 Removal and Surrender of Fixtures and Alterations. All Alterations and all Tenant Improvements installed in the Premises which are attached to, or built into, the Premises, shall become the property of Landlord and, except as otherwise provided in this Lease, shall be surrendered with the Premises, as a part thereof, at the end of the Term; provided, however, Landlord may, by written notice to Tenant at least thirty (30) days prior to the end of the Term, require Tenant to remove any Alterations or Tenant Improvements designated by Landlord to be removed at the time of Landlord’s approval thereof, and to repair any damage to the Premises, the

Building Property and any other part of the Park Place Project caused by such removal, all at Tenant’s sole expense and to the reasonable satisfaction of Landlord. Any articles of personal property including business and trade fixtures not attached to, or built into, the Premises, machinery and equipment, free-standing cabinet work, and movable partitions, which were installed by Tenant in the Premises as part of the Tenant Improvements or otherwise, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as Tenant is not in default hereunder (following the lapse of any applicable notice and cure periods) and provided that Tenant repairs to Landlord’s reasonable satisfaction any damage to the Premises, the Building Property and any other part of the Park Place Project caused by such removal. With respect to Tenant Improvements attached to or built into the Premises, Landlord and Tenant shall each own undivided interests in such Tenant Improvements to the extent, in the case of Landlord, provided or paid for by Landlord, and, in the case of Tenant, the portion of the cost of such Tenant Improvements paid for by Tenant. For purposes of the insurance requirements of Section 11.5, Landlord shall be deemed to have an insurable interest in all of the Tenant Improvements and Alterations in the Premises during the Term, as between Landlord and Tenant, and the same shall be surrendered with the Premises on termination of this Lease, as set forth above.

8.4 Standard Window Covering. Subject to the provisions of Exhibit “E” hereto, Tenant shall use the Building standard window covering as specified by Landlord and Landlord reserves the right to approve or disapprove of interior improvements visible from the ground level outside the Building on wholly aesthetic grounds. Such improvements must be submitted for Landlord’s written approval prior to installation, or Landlord may remove or replace such items at Tenant’s sole expense upon at least twenty (20) days prior notice to Tenant.

8.5 Emergency Generator. Subject to the provisions of this Section 8.5, Tenant shall have the right, at its sole expense, to install two emergency backup electrical generators and supplemental HVAC equipment (the “Emergency Generator”) in the Park Place Project to provide back-up electrical service and HVAC services to Premises when electricity is not otherwise available to the Premises. The Emergency Generator shall be located as shown on Exhibit “N” attached hereto. If Tenant elects to install the Emergency Generator, Tenant shall install such fuel tanks, fuel lines, additional risers, conduits, feeders, switchboards, appurtenances and/or additional electrical equipment in the Premises and/or the Building (“Additional Electrical Equipment”) as may be necessary for the use of the Emergency Generator. Landlord shall have the right to approve plans and specifications for such Emergency Generator and the Additional Electrical Equipment (“Generator Plans”), which approval shall not be unreasonably withheld, and the schedule for Landlord’s review and response to the submission of such plans shall be as set forth on Schedule 1 to the Tenant Work Letter attached hereto as Exhibit “E”. Landlord shall provide reasonable access to a reasonable path for Tenant to run water, refrigeration, and power lines, pipes, and conduits from the approved Emergency Generator location to the Premises without material interference. Such Generator Plans shall include screening devices and other appropriate improvements reasonably required by Landlord to visually screen the Emergency Generator and Additional Electrical Equipment from view by visitors and tenants in the Park Place Project and to avoid the unreasonable penetration of noise or vibration from such Emergency Generator and Additional Electrical Equipment into any other tenant’s or occupant’s premises or into the Common Area. Landlord’s prior written approval must be obtained by Tenant as to the location of the Emergency Generator and Additional Electrical Equipment in the Park Place Project as well as the aesthetic and security aspects of the Emergency Generator and the Additional Electrical Equipment to make sure they are consistent with the quality of the Building and the Park Place Project, provided that (i) the location of the Emergency Generator shown on Exhibit “N” is hereby approved, and (ii) any aesthetic or security aspects of the installation of the Emergency Generator that are set forth on the Generator Plans approved by Landlord shall not require any further approval by Landlord hereunder. Landlord shall provide reasonable access to Tenant for the installation, connection and maintenance of the Emergency Generator and Additional Electrical Equipment. The Emergency Generator and Additional Electrical Equipment shall not create any adverse impact on the Building Systems or on the Park Place Project and must comply with (i) the Generator Plans as approved by Landlord, and (ii) applicable insurance regulations and Applicable Laws. No work on the installation of the Emergency Generator shall be undertaken unless and until Landlord has reviewed and approved the Generator Plans. After installation, at Tenant’s sole expense, Tenant shall insure the Emergency Generator and Additional Electrical Equipment as part of Tenant’s property consistent with the provisions of Section 11 below, and Tenant, through a contractor reasonably approved by Landlord, shall maintain and repair (and replace, if needed and if Tenant still desires to use the Emergency Generator, in accordance with specifications and at Tenant’s cost) the Emergency Generator and Additional Electrical Equipment in accordance with the provisions of Section 9.1. Upon expiration or any earlier termination of this Lease and all other leases under which Tenant occupies space in the Park Place Project, the Emergency Generator and Additional

Electrical Equipment may be removed by Tenant provided Tenant can demonstrate that it paid for the cost of such Emergency Generator and Additional Electrical Equipment (by showing that Tenant paid a total amount for the costs of design and construction of its initial Tenant Improvements in the Premises under this Lease together with the tenant improvements constructed in other premises leased by Tenant in the Park Place Project and the Emergency Generator and Additional Electrical Equipment equal to or greater than the sum of (i) the original cost of the Emergency Generator and Additional Electrical Equipment plus (ii) the total Tenant Improvement Allowance paid by Landlord or its Affiliates to or on behalf of Tenant). If Tenant is permitted to remove, and does remove the Emergency Generator and Additional Electrical Equipment, then Tenant shall repair all damage to the Park Place Project or any improvements therein caused by such removal, including removal of the diesel fuel tank and related equipment and restoration of the portion of the Common Area used to house such equipment. If Tenant cannot demonstrate that it paid for the cost of the Emergency Generator and Additional Electrical Equipment, then such equipment shall be surrendered with the Premises and shall not be removed by Tenant upon expiration or any earlier termination of this Lease and the other leases under which Tenant leases premises in the Park Place Project. All testing, inspection, repair and replacement of the Emergency Generator and Additional Electrical Equipment shall be conducted by Tenant upon reasonable prior notice to Landlord or its Affiliate or on a schedule reasonably approved by Landlord or its Affiliate, and shall be conducted at such time(s) that will cause the least disruption to the operations of other tenants in the Park Place Project as is reasonably practicable. Upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord and its Affiliates with a report from a qualified environmental consultant which confirms that there has been no leakage of diesel fuel outside of the diesel fuel tank installed by Tenant in connection with the Emergency Generator, or if there has been any such leakage, Tenant shall immediately remediate such leakage at Tenant’s sole cost and expense and Tenant shall indemnify the Landlord Indemnified Parties in accordance with Section 10.3 with respect to such leakage.

9. Maintenance and Repairs.

9.1 Tenant’s Obligations. Except for Landlord’s obligations specifically set forth in this Lease, Tenant shall, at Tenant’s sole expense, keep the Premises and every part thereof clean and in good condition and repair and perform all reasonably required maintenance and repairs to the Premises.

9.2 Landlord’s Obligations. Landlord shall maintain the Building Common Area and Common Area, including the Building Systems and lobbies, stairs, elevators, corridors, restrooms, all exterior landscaping and windows serving the Building, and the roof, foundation and other structural components of the Building itself, and all Building Systems (including those portions of Building Systems located within the Premises) except for damage not insured under Landlord’s insurance policies (excluding normal wear and tear), caused by the negligence or willful misconduct of Tenant, or any assignees or subtenants permitted hereunder, or employees, or agents of Tenant. Any of such repairs necessitated by the active or passive negligence, willful misconduct of Tenant, or any assignees or subtenants permitted hereunder, or employees, or agents of Tenant shall be performed by Landlord, at Tenant’s sole cost and expense. The maintenance for the Building, including without limitation the roof, foundation and other structural components of the Building and Common Areas and all Building Systems shall be subject to Landlord’s sole management and control and shall be operated and maintained in such manner as Landlord in its sole and absolute discretion, shall determine so long as it is at least comparable to that of other similar buildings in the John Wayne Airport submarket of Orange County, California. Tenant shall immediately notify Landlord of any damage to the Premises or any other need for repair to any aspect of the Premises or the Building Property. Subject to Article 12 of this Lease, Landlord shall repair and maintain with commercially reasonable diligence after notice thereof from Tenant, defects in, and damage to, the Building Systems installed by Landlord and serving or located on the Premises. If such maintenance and repair is required in part or in whole by the active or passive negligence or willful misconduct of Tenant, its agents, employees, or contractors, Tenant shall pay to Landlord the cost of such maintenance and repairs, except to the extent Tenant has been relieved of such liability under Section 11.6 of this Lease. Landlord shall not be liable for any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Building or Park Place Project, including the Premises, or in or to the fixtures, appurtenances and equipment therein. Further, neither Landlord nor any partner, director, officer, agent or employee of Landlord shall be liable for any damage caused by other lessees or persons in or about the Building Property, or for any consequential damages arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant. Landlord has made no representations regarding the condition of the Premises, the Building Property, the Common Area or the Park Place Project, except as specifically set forth in this Lease. Tenant waives the provisions of California Civil Code

Section 1941 with respect to Landlord’s obligation to maintain the tenantability of the Premises. As a material inducement to Landlord entering into this Lease, Tenant waives and releases its right to make repairs at Landlord’s expense under Section 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect, and Tenant waives and releases the right to terminate this Lease under Section 1932(1) of the California Civil Code or any similar or successor statute.

10. Hazardous Material.

10.1 Environmental Laws. For purposes of this Lease, the term “Hazardous Material” means any chemical, substance, material, controlled substance, object, condition, waste or combination or components thereof, whether injurious by themselves or in conjunction with other materials, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes or combinations or components thereof which are now or become in the future listed, defined or regulated in any manner in any Environmental Law or other federal, state or local law based upon, directly or indirectly, such properties or effects. “Environmental Laws” means any law governing the use, disposal, storage or generation of any Hazardous Material, including but in no way limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; and the California Health & Safety Code; as such laws may be amended from time to time, and in the regulations adopted and publications promulgated from time to time pursuant to said laws.

10.2 Tenant’s Covenants. Tenant hereby represents, warrants and covenants that, except for limited quantities of standard office and janitorial supplies: (a) Tenant’s business operations in the Premises do not and will not involve the use, storage or generation of Hazardous Material without Landlord’s prior written consent (which consent may be withheld in Landlord’s sole and absolute discretion); (b) Tenant shall not cause or permit any Hazardous Material to be brought upon, stored, manufactured, generated, blended, handled, recycled, disposed of, used or released on, in, under or about the Premises or the Park Place Project by Tenant (which, for the purposes of this Article 10, is deemed to include Tenant’s agents, employees, contractors, subtenants, assigns and invitees); and (c) Tenant shall keep, operate and maintain the Premises in compliance with all, and shall not permit the Premises to be in violation of any, Environmental Law or other federal, state or local environmental, health and/or safety related law, decision of the courts, ordinance, rule, regulation, code, order, directive, guideline, permit or permit condition currently existing and as amended, enacted, issued or adopted in the future which is applicable to the Premises. Without limiting the foregoing, Tenant shall promptly provide all information and materials with respect to the Premises and Tenant’s use or occupancy thereof as may be required by governmental authorities having jurisdiction.

10.3 Indemnification. Tenant shall indemnify, protect, defend and hold the Landlord Indemnified Parties harmless from any and all claims, judgments, damages, penalties, enforcement actions, taxes, fines, remedial actions, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Material, in, on, under or about the Premises, the surface or subsurface of the Park Place Project and/or other properties due to Tenant’s activities, or failure to act, on or about the Premises and/or the Park Place Project. Without limiting the foregoing, if any Hazardous Material is found in the soil, surface or ground water in, on, under or about the Park Place Project at any time during or after the Term, the presence of which was caused by Tenant, Tenant shall, at its sole cost and expense, promptly take all actions as are necessary to return the Premises and the Park Place Project to the condition existing prior to the introduction or release of such Hazardous Material in accordance with applicable Environmental Laws and Landlord’s prior written approval, which approval shall not be unreasonably withheld. If Tenant shall fail to comply with the provisions of this Section 10.3 within five (5) days after written notice by Landlord, or such shorter time as may be required by any applicable Environmental Laws or in order to minimize any hazard to persons or property, Landlord may, but shall not be obligated to, arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s sole cost and expense, without limiting Landlord’s other remedies under this Lease or applicable law. The provisions of this Section 10.3 shall survive the expiration or earlier termination of the Lease.

10.4 Landlord Representations. Landlord represents to Tenant that, to the best knowledge of Landlord, the Building and the Premises will be delivered to Tenant on the Delivery Date in compliance with all Applicable Laws, including all applicable Environmental Laws and the Americans with Disabilities Act of 1990, as such laws are interpreted and enforced on the Delivery Date. Landlord further represents to Tenant that to the best knowledge of Landlord, based on a review of the environmental reports and studies provided to Landlord upon its acquisition of the Park Place Project, no Hazardous Materials currently are located on the Building Property or the Premises in an amount or in a manner that would be materially adverse to Tenant or in violation of applicable Environmental Laws, as such laws are currently interpreted and enforced on the date hereof. Any costs or expenses incurred by Tenant with respect to the removal or remediation of Hazardous Materials located in the Premises or the Building in violation of the foregoing representation by Landlord regarding Hazardous Materials, shall be reimbursed to Tenant by Landlord within thirty (30) days after a written demand by Tenant supported by reasonable written detail concerning the source and type of Hazardous Materials discovered by Tenant in or about the Premises and the cost of such removal or remediation; provided that Tenant shall first notify Landlord of the presence of such Hazardous Materials and allow Landlord a reasonable period to undertake such removal and remediation at Landlord’s expense prior to Tenant undertaking such removal or remediation. For purposes hereof, the phrase “the best knowledge of Landlord” shall mean the present, actual knowledge of the Property Manager directly employed by Landlord or any of its Affiliates at the Park Place Project. Tenant acknowledges that Landlord has provided Tenant with copies of (i) Environmental Assessment Update, Park Place 3333-3355 Michelson Drive, Irvine, CA prepared by Allwest Environmental, Inc., dated February 9, 2004 and (ii) Phase I Environmental Site Assessment of Park Place II, located at 2957-3309 Michelson Drive, Irvine, CA 92612 prepared by ENSR International, dated July, 2004, which Landlord represents are the most recent environmental studies for the Building Property in Landlord’s possession.

10.5 Indemnification. Landlord shall indemnify, protect, defend and hold Tenant and Tenant’s officers, employees and contractors harmless from any and all claims, judgments, damages, penalties, enforcement actions, taxes, fines, remedial actions, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any Hazardous Material, in, on, under or about the Building, the surface or subsurface of the Park Place Project and/or other properties due to Landlord’s activities, or failure to act, on or about the Building and/or the Park Place Project. Without limiting the foregoing, if any Hazardous Material is found in the soil, surface or ground water in, on, under or about the Park Place Project at any time during or after the Term, the presence of which was caused by Landlord and if such presence is in violation of Environmental Laws and directly affects Tenant, Landlord shall, at its sole cost and expense, promptly take all actions as are necessary to return the Building and the Park Place Project to the condition existing prior to the introduction or release of such Hazardous Material in accordance with applicable Environmental Laws. The provisions of this Section 10.5 shall survive the expiration or earlier termination of this Lease.

11. Insurance; Waiver of Subrogation.

11.1 Liability Insurance. Tenant shall at all times during the Term (and prior to the Term with respect to any activity of Tenant hereunder at the Building Property) and at its own cost and expense procure and continue in force workers’ compensation insurance, Employer’s Liability Insurance and Commercial General Liability insurance adequate to protect Tenant and Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. The limits of liability under the workers’ compensation insurance policy shall be at least equal to the statutory requirements therefor, and the limits of liability under the Employer’s Liability Insurance policy shall be at least One Million Dollars ($1,000,000). The Commercial General Liability insurance for injuries to persons and for damage to property at all times shall be in an amount of not less than Three Million Dollars ($3,000,000) per occurrence and Six Million Dollars ($6,000,000) general aggregate, Combined Single Limit, for injuries to non-employees and property damage. Not more frequently than once each two (2) years, if, in the reasonable opinion of the holder of an Underlying Mortgage or of the insurance broker retained by Landlord, the amount of Employer’s Liability or Commercial General Liability coverage at that time is not adequate based on the amounts of such coverages then customarily being maintained by other office tenants in the John Wayne Airport submarket of Orange County, Tenant shall increase the insurance coverage as required by either Landlord’s lender or Landlord’s insurance consultant to amounts that are then customarily being maintained by other office tenants in such submarket.

11.2 Omitted.

11.3 Omitted.

11.4 Policy Requirements.

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies, qualified to do business in the State of California and reasonably acceptable to Landlord. Insurance companies rated A VII or better by Best’s Insurance Reports shall be deemed acceptable.

(b) Each policy shall be written on an “occurrence” basis and shall have a deductible or deductibles, if any, which do not exceed the deductible amount(s) maintained by similarly situated tenants in first-class, buildings in Irvine, California. Each policy shall name Landlord and Landlord’s property manager, lender, and such other parties as Landlord may reasonably designate from time to time, as additional insureds, as their interests may appear, and certificates evidencing the existence and amounts of such insurance and further evidencing that such insurance is in full force and effect, shall be delivered to Landlord by Tenant at least ten (10) days prior to Tenant’s occupancy of any portion of the Premises, and in any event, prior to any activity of Tenant hereunder at the Park Place Project. If required by Landlord for its underwriting purposes, Tenant will provide Landlord with copies of all policies and endorsements thereto within twenty (20) days after notice. No such policy shall be cancelable except after ten (10) days written notice to Landlord but in no event shall there be any interruption in coverage. Tenant shall, at least ten (10) days prior to the expiration of any such policy, furnish Landlord with renewals or “binders” thereof. Should Tenant at any time neglect or refuse to provide the insurance required by this Lease, or should such insurance be cancelled, Landlord shall have the right, but not the duty, to procure the same and Tenant shall pay the cost thereof as Additional Rent promptly upon Landlord’s demand.

(c) The policies of insurance required to be carried by Tenant shall be primary and non-contributing with, and not in excess of any other insurance available to Landlord. The cost of defending any claims made against any of the policies required to be carried by Tenant may be included in any of the limits of liability for such policies. Tenant shall immediately report to Landlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Tenant, or Tenant’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such claims. It shall be the responsibility of Tenant not to violate nor knowingly permit to be violated any condition of the policies required by this Lease.

(d) If any of the liability insurance policies required to be maintained by Tenant pursuant to this Article 11 contains aggregate limits which apply to operations of Tenant other than those operations which are the subject of this Lease, and such limits are diminished by more than Two Hundred Thousand Dollars ($200,000) after any one or more incidents, occurrences, claims, settlements, or judgments against such insurance, Tenant shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits.

11.5 Landlord’s Requirements. Landlord shall, at all times during the Term hereof, at its sole cost and expense (subject to reimbursement in accordance with Article 5) procure and maintain in force full replacement cost insurance of the type commonly referred to as an “all risk of physical loss” or “causes of loss – special form” policy, including earthquake and terrorism insurance to the extent required by any Underlying Mortgage (as defined in Section 18.1) or deemed commercially practicable by Landlord, and commercial general liability insurance and such other insurance insuring Landlord and the Building Property, including the tenant improvements and alterations from time to time located in the Premises, against all risks and all other hazards as are customarily insured against, in Landlord’s reasonable judgment, by others similarly situated and operating like properties. Landlord shall procure and maintain in force (subject to reimbursement in accordance with Article 5) a commercially reasonable amount (or an amount as required by any Underlying Mortgage) of rental loss insurance during the Term of this Lease.

11.6 Waiver of Subrogation. Landlord and Tenant each hereby releases the other, and waives its entire right of recovery against the other for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or policies carried by, or required to be carried by, the waiving party pursuant to this Lease (including deductible amounts), whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary.

12. Damage or Destruction.

12.1 Agreement Governs. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Building Property by fire or other casualty (“Damage”) and no statute or regulation which is inconsistent with this Article 12, now or hereafter in effect, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, shall have any application to this Lease with respect to any damage or destruction to all or any part of the Premises, the Building or any other portion of the Park Place Project. This Article 12 shall not affect the provisions of Article 16 below, subject to Section 11.6.

12.2 Obligation to Repair. If the Premises, access thereto within the Building Property or Building Systems serving the Premises suffer Damage, subject to all other terms of this Article 12, Landlord shall diligently repair the Premises as set forth herein and in accordance with any Underlying Mortgage. Upon any Damage to the Premises, Landlord shall repair the Building Property and Premises, including, without limitation, the Tenant Improvements and Alterations installed in the Premises to the extent such repairs are covered by the available insurance proceeds from Landlord’s insurance policies; provided that if the cost of such repair of the Tenant Improvements and Alterations by Landlord exceeds the insurance proceeds received by Landlord, such shortfall shall be paid by Tenant to Landlord prior to Landlord’s repair of the Damage. Tenant shall be responsible for repairing or restoring any furniture, fixtures and equipment within the Premises. Upon termination of this Lease due to any Damage, the proceeds of insurance shall be paid to Landlord and Tenant as their interests appear in the insured property. Landlord shall not be liable for any loss of business, inconvenience or annoyance to Tenant arising from any Damage or any repair or restoration of any portion of the Premises, the Building or other portion of the Park Place Project as a result of any Damage.

12.3 Major Damage to Premises.

(a) If the Premises, the Building or the Parking Structure, or access thereto, or the Building Systems and/or Service Facilities serving the Premises suffer Damage, Landlord shall give Tenant written notice (the “Repair Notice”) stating the estimated length of time that will be required to repair the Damage as soon as reasonably possible after such Damage, but in no event later than thirty (30) days following the date of such Damage (or 30 days after Landlord is informed of the Damage in the case of Damage that is not readily apparent from a visual inspection of the Building Property). If the repair of the Damage cannot, in the reasonable opinion of Landlord as set forth in the Repair Notice, be substantially completed within 210 days after the date of the Damage, without payment of overtime or other premium, then Landlord shall have the option, to be exercised at the time of the Repair Notice to Tenant either to: (i) terminate this Lease as of the date specified in Landlord’s Repair Notice which is not less than sixty (60) days nor more than ninety (90) days after the date of Landlord’s Repair Notice to Tenant (although rent shall be abated until such termination in the manner and to the extent provided in Section 12.6); or (ii) to repair the Damage in accordance with Section 12.2, in which event this Lease shall continue in full force and effect, subject to Tenant’s First Termination Option under subsection (b), and rent shall be abated in the manner and to the extent provided in Section 12.6. Notwithstanding anything to the contrary contained in this Lease, if the proceeds from insurance maintained by Landlord plus any amount paid by Tenant pursuant to Section 12.2 above will not be sufficient to cover the cost of repairs to the Tenant Improvements and Alterations in the Premises and if Tenant fails to pay timely the shortfall to Landlord for the construction of such work that Tenant is required to pay under the terms of this Lease, and as a result thereof, Landlord actually encounters a delay in completing the restoration/repair of the Tenant Improvements and Alterations, then the rent shall not abate during any period such proceeds and payments are not available pursuant to the terms hereof for the repair of the Tenant Improvements and Alterations in the Premises.

(b) If the Premises, the Building or the Parking Structure or access thereto, or the Building Systems and/or Service Facilities serving the Premises suffer Damage so that the Premises are rendered untenantable (or a material portion of the Premises is rendered untenantable and the remaining portion is not sufficient to allow Tenant to effectively conduct its business therein) (a “Tenant Damage Event”) and the repair thereof cannot, in the reasonable opinion of Landlord as set forth in the Repair Notice, be substantially completed within 210 days after the date of the Damage, Tenant shall have the option to terminate this Lease (“Tenant’s First Termination Option”). Tenant shall have thirty (30) days from Tenant’s receipt of the Repair Notice to exercise Tenant’s First Termination Option by written notice to Landlord. If Tenant exercises Tenant’s First Termination Option, this Lease shall terminate as of a date specified in Tenant’s notice which is not less than sixty (60) days nor more than ninety (90) days after Tenant’s notice to Landlord of the exercise of Tenant’s First Termination Option. In addition to Tenant’s other rights set forth in this Article 12 and elsewhere in this Lease, and notwithstanding anything to the contrary in this Lease, if the Parking Structure suffers Damage such that the holders of twenty percent (20%) or more of the total number of Parking Structure Devices which Landlord is then obligated to provide to Tenant under Article 26 are unable to use such Parking Devices to park in the Park Place Project, and if Landlord does not provide Reasonable Substitute Parking (as defined below) to Tenant within one (1) week after the date of such Damage (or after Landlord is informed of such Damage in the case of Damage that is not readily apparent from a non-intrusive visual inspection of the Parking Structure) to replace the Parking Structure Devices which Landlord is then obligated to provide to Tenant under Article 26, then Tenant’s rent for all its Parking Structure Devices shall abate for the period of time that the Parking Structure or Reasonable Substitute Parking is unavailable for use by twenty percent (20%) or more of the holders of such Parking Structure Devices. As used herein, “Reasonable Substitute Parking” shall mean parking for passenger automobiles located at one or more locations (x) within a four (4) block radius of the Building, and/or (y) more than four (4) blocks from the Building but within two miles of the Building provided that Landlord, at its expense, provides a regular shuttle service consistent with the shuttle service required for the users of the Permanent Off-Site Parking Devices under Section 26.3 of this Lease between the Park Place Project and such substitute parking location or locations that are more than four (4) blocks from the Building. With respect to any substitute parking spaces provided by Landlord, Tenant shall pay for the monthly parking fees for such parking spaces at the lesser of (i) the rates charged by the parking operator/owner of such substitute parking location for such spaces, or (ii) the rates payable by Tenant for parking pursuant to this Lease, and Tenant shall not be obligated to pay the parking charges for the Parking Devices replaced by such substitute parking spaces during such substitution/replacement.

(c) In the event of a Tenant Damage Event, and if this Lease does not terminate pursuant to the other provisions of this Article 12, then if Landlord fails to substantially complete the repair of such Damage comprising a Tenant Damage Event on or before the date (the “Outside Completion Date”) which is 270 days after the date of such Damage, Tenant shall have the option, exercisable by written notice to Landlord within thirty (30) days after the Outside Completion Date, to terminate this Lease (“Tenant’s Second Termination Option”). The Outside Completion Date shall be extended by delays in the completion of the repair of the Damage comprising a Tenant Damage Event to the extent caused by force majeure events (other than the casualty that caused the Damage and such extension not to exceed sixty (60) days) or by Tenant, its agents, employees or contractors. If Tenant exercises Tenant’s Second Termination Option, this Lease shall terminate as of a date specified in Tenant’s termination notice which is not less than sixty (60) days nor more than ninety (90) days after Tenant’s notice to Landlord of the exercise of Tenant’s Second Termination Option.

12.4 Damage During Last Year.

(a) If, during the last year of the Term (as the same may have been extended) a Tenant Damage Event occurs and the repair thereof cannot, in the reasonable opinion of Landlord as set forth in the Repair Notice, be completed within a period equal to fifty percent (50%) of the remaining portion of the Term at the time of the Tenant Damage Event, then Tenant shall have the option to terminate this Lease (“Tenant’s Third Termination Option”). If Landlord determines that all or a portion of the Premises cannot be repaired within such period, Tenant shall have thirty (30) days from Tenant’s receipt of the Repair Notice to exercise Tenant’s Third Termination Option by written notice to Landlord. If Tenant exercises Tenant’s Third Termination Option, this Lease shall terminate as of a date specified in Tenant’s notice which is not less than thirty (30) days nor more than sixty (60) days after Tenant’s notice to Landlord of the exercise of Tenant’s Third Termination Option.

(b) In addition to Landlord’s rights under Sections 12.2 and 12.3, if, during the last year of the Term (as the same may have been extended) a Tenant Damage Event occurs and the repair thereof cannot, in the reasonable opinion of Landlord as set forth in the Repair Notice, be completed within a period equal to fifty percent (50%) of the remaining portion of the Term at the time of the Tenant Damage Event, then Landlord shall have the option, to be exercised by written notice to Tenant within thirty (30) days after Landlord’s delivery of the Repair

Notice, either (i) to make such repairs within a reasonable time, in which event this Lease shall continue in full force and effect subject only to Tenant’s Third Termination Option or (ii) to terminate this Lease as of a date specified in Landlord’s notice which is not less than thirty (30) days nor more than sixty (60) days after Landlord’s notice to Tenant to terminate this Lease.

12.5 Major Damage to Building or Project. Without limiting the provisions of Sections 12.2, 12.3 and 12.4, if the Building or the Project suffers major and material Damage which, in Landlord’s reasonable opinion as set forth in the Repair Notice, cannot be repaired within 270 days after the date of such Damage (without payment of overtime or other premium), or if the Building or the Project is so extensively damaged as to render it economically unviable for its existing use, in Landlord’s reasonable opinion, after the repair thereof, or if insurance proceeds will not be sufficient to cover the cost of repairs to the Building and the Project (other than the Tenant Improvements and Alterations), and such shortfall of insurance proceeds exceeds Three Million Dollars ($3,000,000) and is not a result of Landlord’s failure to maintain the insurance required under Section 11.5 above, then Landlord shall have the option, to be exercised by written notice to Tenant within thirty (30) days after Landlord’s delivery of the Repair Notice, either to: (a) terminate this Lease as of the date no less than sixty (60) days nor more than ninety (90) days after Landlord’s termination notice to Tenant and rent shall be abated in the manner and to the extent set forth in Section 12.6 (provided, however, Landlord may only exercise such termination right if it concurrently terminates the leases of all other tenants of the Building); or (b) subject to Section 12.2, repair and rebuild the Building and Project with reasonable diligence, in which event this Lease shall continue in full force and effect and rent shall be abated in the manner and to the extent provided in Section 12.6, unless Tenant has the right and exercises its right to terminate this Lease pursuant to Sections 12.3 or 12.4.

12.6 Rent Abatement. If the Premises, or any portion thereof, is rendered untenantable and is not used for the operation of its business by Tenant as a result of Damage, Tenant’s Rent shall be abated for such time as the Premises, or such portion thereof, remain untenantable and are not used by Tenant, in the proportion that the Rentable Area of the portion of the Premises rendered untenantable and not used by Tenant bears to the total Rentable Area of the Premises.

13. Eminent Domain.

13.1 Taking. In case the whole of the Premises, or such part thereof or of the Building Property as shall substantially interfere with Tenant’s use and occupancy thereof, shall be taken by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, within ninety (90) days after receipt of notice of such taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority. If such portion of the Building Property is so taken or sold so as to require, in the reasonable opinion of Landlord, a substantial alteration or reconstruction of the remaining portions thereof, or which renders the Building Property economically inviable for its use as presently intended, or requires cancellation of substantially all tenant leases in the Building, this Lease may be terminated by Landlord, as of the date of the vesting of title under such taking or sale, by written notice to Tenant within sixty (60) days following notice to Landlord of the date on which said vesting will occur. Except as provided herein, Tenant shall not because of such taking assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term of this Lease, other than for prepaid Rent. If the amount of property or the type of estate taken shall not substantially interfere with Tenant’s use of the Premises and this Lease has not been terminated, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant and in such event, Landlord shall promptly proceed to restore the Premises to substantially their condition prior to such partial taking, and the Rent shall be abated in proportion to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. Notwithstanding the foregoing, during any Rent abatement under this Lease, Tenant shall continue to be obligated to pay Landlord Additional Rent for all services and utilities provided to and actually used by Tenant during the period of the Rent abatement. Nothing contained in this Article 13 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

13.2 Temporary Taking. If all or any portion of the Premises are condemned or otherwise taken for public or quasi-public use for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including without limitation, the payment of Base Rent and all other amounts required hereunder. Tenant shall be entitled to receive the entire award made in connection with any other temporary condemnation or other taking attributable to any period within the Term. Landlord shall be entitled to the entire award for any such temporary condemnation or other taking which relates to a period after the expiration of the Term or which is allocable to the cost of restoration of the Premises. If any such temporary condemnation or other taking terminates prior to the expiration of the Term, Landlord shall restore the Premises as nearly as possible to the condition prior to the condemnation or other taking, at Tenant’s sole cost and expense; provided that Tenant shall receive the portion of the award attributable to such restoration.

13.3 Condemnation Award Tenant’s assignment of its interest in any condemnation award to Landlord is conditioned upon its legal right to prosecute a separate claim in the condemnation proceeding for any relocation award to which it may be entitled, for any furniture, trade fixtures or other fixtures which Tenant is entitled to remove at the termination of this Lease and which are subject to the taking, and for the unamortized cost of any improvements paid for by Tenant and for any relocation or other business disruption loss Tenant incurs as a result of such taking.

14. Assignment and Subletting.

14.1 Limitation.

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily assign, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises (collectively, “Assignment”) or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees or sublet the Premises (collectively, “Sublease”) or any portion thereof without obtaining the prior consent of Landlord, which, subject to Sections 14.3 and 14.4, will not be unreasonably withheld, and any such attempted Assignment or Sublease (collectively, “Transfer”) without such prior written consent shall be null and void and of no effect and shall, at the option of Landlord, constitute an incurable Event of Default under this Lease; provided that, in the case of a Sublease only, such unapproved Sublease shall be an Event of Default only if Tenant fails to terminate or rescind such Sublease within ten (10) business days following a notice from Landlord to Tenant of such unapproved Sublease.

(b) Notwithstanding the foregoing Paragraph 14.1(a) or Section 14.3, Tenant shall have the right, after notice thereof to Landlord, in accordance with Section 14.2, to Transfer all or a portion of the Premises, or the leasehold hereunder, to an Affiliate (or a combination of Affiliates) or Successor of Tenant. For purposes hereof, an “Affiliate” or “Successor” of Tenant is an entity Controlling, under common Control with or Controlled by Tenant, including an entity resulting from a merger or consolidation by Tenant, so long as the new or surviving entity has a credit rating (or, if Tenant does not then have a published credit rating from Standard & Poors, Fitch or Moodys, a net worth) sufficient, in the reasonable opinion of Landlord, to enable it to satisfy the remaining obligations under this Lease (if an Assignee) or Sublease (if a sublessee), but excluding, in each case, any entity formed to avoid the restrictions on Transfer by Tenant hereunder and excluding any agency or department of the United States Government. For purposes of this definition, the word “Control,” as used above, means with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. The word “Person” means an individual, partnership, trust, corporation, firm or other entity. Any such Affiliate or Successor of Tenant must expressly assume in writing a pro rata share of Tenant’s obligations hereunder in the proportion that the number of square feet of Rentable Area of the Premises subleased or assigned to such Affiliate or Successor of Tenant bears to the total number of square feet of Rentable Area in the Premises, without relieving Tenant of any liability hereunder.

14.2 Notice of Intent to Assign or Sublet. If Tenant desires at any time to Transfer the Premises or any portion thereof, it shall first give Landlord a notice (the “Transfer Notice”) specifying (a) the size and location of the space Tenant purposes to Transfer (the “Transfer Space”); (b) the effective date of the proposed Transfer (which shall not be less than fifteen (15) business days after the Transfer Notice) and the term for the proposed

Transfer; (c) the name of the proposed assignee, subtenant, transferee or occupant (“Transferee”), (d) the nature of the proposed Transferee’s business to be carried on in the Transfer Space, (e) the terms and provisions of the proposed Transfer, and (f) such financial information as Landlord may reasonably request concerning the proposed Transferee.

14.3 Landlord’s Options. At any time within ten (10) business days after Landlord’s receipt of all of the information required in the Transfer Notice, Landlord may by written notice to Tenant elect to:

(a) sublease itself the Transfer Space specified in the Transfer Notice, for the term proposed, in the case of a proposed Sublease,

(b) take an Assignment of Tenant’s leasehold estate specified in the Transfer Notice in the case of a proposed Assignment, or

(c) terminate this Lease as to the entire Transfer Space specified in the Transfer Notice, in the case of a proposed Assignment or Sublease for all or substantially all of the remaining Term, with a proportionate abatement in the rent payable hereunder.

In the event Landlord elects to Sublease or take an Assignment from Tenant as described in Paragraphs (a) and (b) above, the rent payable by Landlord shall be the rent that would have been payable to Tenant under such proposed Transfer, with Landlord and Tenant sharing the Profits, if any, under such Sublease or Assignment to Landlord in the same manner as is set forth in Section 14.5. If Landlord elects to terminate this Lease as to the Transfer Space as described in Paragraph (c) above, then Landlord shall pay to Tenant, at the same times and in the same amounts, the share of Profits that Tenant would have received from a Transfer of such Transfer Space on the terms provided in the Transfer Notice. In the event Landlord elects any of the options set forth in Paragraphs (a), (b) and (c) above, the effective date of the Assignment or Sublease by Tenant to Landlord (or, if applicable, the termination of the Lease by Landlord) shall be the date specified by Tenant in the Transfer Notice, or if elected by Landlord, up to ninety (90) days thereafter. After any such election by Landlord, Landlord shall be entitled to re-lease or sub-sublease the Transfer Space in Landlord’s discretion. In the event Landlord elects any of the options set forth in Paragraphs (a), (b) and (c) above with respect to a portion of the Premises, (i) Tenant shall at all times provide reasonable and appropriate access to such portion of the Premises and use of any common facilities in the Premises, (ii) Landlord shall have the right to use such portion of the Premises subject to Landlord’s election without the consent of Tenant, and (iii) Tenant shall reimburse Landlord for the reasonable cost of any demising wall necessary to separate the Transfer Space from the remainder of the Premises. If Tenant does not consummate a Transfer with respect to the Transfer Space within one hundred eighty (180) days after the Transfer Notice, Tenant shall, if Tenant continues to contemplate a Transfer, deliver a new Transfer Notice and Landlord shall again have the options set forth in this Section 14.3.

14.4 Conditions for Landlord’s Consent.

(a) If Landlord does not elect any of the options set forth in Paragraphs (a), (b) and (c) of Section 14.3, Landlord shall, within the ten (10) business day period specified in Section 14.3, notify Tenant whether Landlord consents to the Transfer specified in the Transfer Notice, which consent shall be unreasonably withheld; provided, however, that Landlord’s refusal to consent to any Transfer shall be deemed reasonable if:

(1) omitted;

(2) The Transferee intends to use the Transfer Space for purposes which are not permitted under this Lease;

(3) The Transferee intends to use the Transfer Space for purposes in violation of the terms of any other lease in the Building, it being understood that the purpose for which any Transferee intends to use the Transfer Space may not be in violation of this Lease;

(4) The Transferee has been involved in bona fide negotiations with Landlord for space in the Building within the preceding six (6) months;

(5) In the event of a Sublease, the configuration of the Transfer Space would violate Applicable Laws;

(6) The Transferee is a government (or subdivision or agency thereof) that is not an existing tenant or occupant or is otherwise an existing tenant or occupant of the Park Place Project (if Landlord or its Affiliates then have space available in the Park Place Project to accommodate such tenant’s space requirements);

(7) The Transferee is, in the reasonable judgment of Landlord, insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer; or

(8) The Transferee or any director, officer, partner, member or Person Controlling such Transferee is included on the anti-terrorism list maintained by the Office of Foreign Assets Control or such Transferee fails or refuses to deliver to Landlord a certification that, to its actual knowledge, neither the Transferee nor any director, officer, partner, member or Person Controlling the Transferee is included on the anti-terrorism list maintained by the Office of Foreign Assets Control.

(b) If Landlord consents to any Transfer under this Section 14.4, Tenant may thereafter within one hundred eighty (180) days after Landlord’s consent, but not later than the expiration of said one hundred eighty (180) days, enter into such Transfer of the Transfer Space, upon the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Paragraph 14.2.

(c) As a condition to Landlord’s consent to any Sublease, such Sublease shall provide that it is subject and subordinate to this Lease and to all Underlying Mortgages; that Landlord may enforce the provisions of the Sublease, including collection of Rent; that the cost of any modification to the Premises, Building and/or Park Place Project arising from or as a result of the Sublease shall be the sole responsibility of Tenant; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the Sublease or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, in which case the Transferee shall attorn to Landlord, but that nevertheless Landlord shall not (1) be liable for any previous act or omission of Tenant under such Sublease, (2) be subject to any defense or offset previously accrued in favor of the Transferee against Tenant, or (3) be bound by any previous modification of any Sublease made without Landlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s rent. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be declaratory judgment and an injunction for the relief sought without any monetary damages, the parties stipulating to seek an expedited judgment of a court of competent jurisdiction and further agreeing that injunctive relief is an appropriate remedy for Landlord’s failure to reasonably consent to a proposed Transfer in that damages may be uncertain and difficult to determine, provided, however, that if Tenant gives Landlord a second notice, following the lapse of the period for Landlord’s approval or disapproval under Section 14.4, stating that Tenant will incur damages as a result of Landlord’s failure to consent, and if Landlord still fails to consent to the Transfer within ten (10) days after such second notice, then the proposed Transfer shall be deemed approved by Landlord. Notwithstanding any other provision hereof, Tenant hereby waives any remedy of terminating this Lease, either on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee as a result of Landlord’s failure or refusal to consent to a proposed Transfer.

14.5 Profits.

(a) If there are any Profits (as defined in Paragraph 14.5(b) below) from any Transfer, Tenant shall pay fifty percent (50%) of such Profits to Landlord as Additional Rent. Landlord’s share of Profits shall be paid to Landlord within five (5) business days after receipt thereof by Tenant. The payments of Profits to Landlord shall be made on a monthly basis as Additional Rent with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this Section, at Tenant’s option. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall immediately pay to Landlord the amount owing after the annual reconciliation.

(b) For purposes of this Article 14, “Profits” are defined as all cash or cash equivalent amounts and sums which Tenant (including any Affiliate or Successor of Tenant or other entity related to Tenant) receives on an annual basis from any Transferee, directly or indirectly, in consideration for the occupancy of the Premises or any portion thereof, less Base Rent and Escalation Rent pursuant to Article 5 of the Lease paid during each such annual period by Tenant attributable pro rata based on Rentable Area of the Transfer Space after Tenant first recovers from such amounts paid by the Transferee the sum of all out of pocket costs and expenses incurred by Tenant in connection with the Transfer to such Transferee, including (i) any additional tenant improvement costs paid to Tenant’s Transferee by Tenant; (ii) reasonable leasing commissions paid by Tenant in connection with the Transfer; (iii) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Tenant to or on behalf of the Transferee in connection with the Transfer; (iv) reasonable costs incurred by Tenant in advertising the Transfer Space; and (v) Tenant’s reasonable attorneys’ fees paid by Tenant in connection with the Transfer. Any lump sum payment received by Tenant from a Transferee shall be treated like any other amount so received by Tenant for the applicable annual period and, if given in consideration for occupancy of the Premises, shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Landlord or its representatives at reasonable times. Tenant shall deliver to Landlord, upon request, any information reasonably required by Landlord to calculate and/or substantiate the amount of Profits hereunder.

14.6 No Release of Tenant’s Obligations. No Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer.

14.7 Transfer is Assignment. If Tenant is a corporation which under the then current guidelines published by the Commissioner of Corporations of the State of California is not deemed a public corporation, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an Assignment hereunder.

14.8 Assumption of Obligations. Each Transferee, other than Landlord, shall assume, as provided in this Section 14.8, all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the Transferee shall be liable to Landlord for Rent only in the amount set forth in the Transfer. No Assignment shall be binding on Landlord unless the Transferee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form which contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Landlord and consistent with the requirements of this Section 14.8, but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

14.9 Costs. Tenant agrees to reimburse Landlord for Landlord’s reasonable costs and attorneys’ fees incurred in connection with the processing and documentation of any requested Transfer whether or not Landlord consents to the Transfer or the same is finally consummated, not to exceed $4,000 in each instance.

15. Project Coordination.

15.1 Right of Entry. Landlord and its agents and representatives shall have the right, at all reasonable times, but in such manner as to cause as little disturbance to Tenant as reasonably practicable, to enter the Premises for purposes of inspection, to post notices of non-responsibility, to protect the interest of Landlord in the Premises, to supply janitorial service and any other services to be provided by Landlord hereunder, to perform all required or permitted work therein, including the erection of scaffolding, props and other mechanical devices for the purpose of making alterations, repairs or additions to the Premises or the Building which are provided for in this Lease or required by law and to perform environmental or other testing of the Premises or the Building Property. Locks to the Premises, including interior areas, shall be keyed consistent with the keying system for the Building. Landlord and its agents and representatives shall also have the right, at all reasonable times, to show the Premises to prospective tenants (during the last year of this Lease), lessors of superior leases, mortgagees, prospective mortgagees or prospective purchasers of the Building. No such entry shall be construed under any circumstances as a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant, and Tenant hereby waives any claim against Landlord or its agents or representatives for damages for any injury or inconvenience to or interference with, Tenant’s business or quiet enjoyment of the Premises. Notwithstanding the foregoing, Landlord shall have access to the Premises for the purposes described in this Section 15.1, provided that (a) Landlord’s activities hereunder will not unreasonably interfere with or adversely affect Tenant’s use of the Premises, (b) Landlord will provide to Tenant reasonable advance notice of any entry to the Premises, and (c) nothing will be done hereunder that would permanently alter the aesthetics or the utility of the Premises for Tenant’s permitted use without Tenant’s prior written consent. In entering the Premises, Landlord shall use all efforts to minimize any interference with or disruption of Tenant’s operations.

15.2 Building and Common Areas. Landlord may install, repair, replace, renovate, alter, expand, improve or relocate improvements within the Building Common Area and Common Area or any other portion of the Park Place Project, make changes to any of the Building Common Area and Common Area, and otherwise manage and operate the Common Area as Landlord may deem appropriate and in compliance with the requirements of Section 1.2(a) of this Lease.

15.3 Name. Landlord may adopt any name for the Building and/or Park Place Project and Landlord reserves the right to change the name and/or the address of the Building and/or Park Place Project or any part thereof at any time and to install signs of the character and size Landlord deems appropriate on the exterior of the Building.

16. Indemnification and Waiver.

16.1 Indemnity by Tenant. Tenant shall indemnify, protect, defend and hold harmless, Landlord, its officers, directors, shareholders, partners, members, agents, attorneys, employees, any affiliate of Landlord, including without limitation, any corporations or any other entities Controlling, Controlled by or under common Control with Landlord, the Parties (as defined in the REA) and their respective successors and assigns (collectively, “Landlord Indemnified Parties”), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’, expert witnesses’ and consultants’ fees and costs (collectively, “Indemnified Claims”), arising from or in connection with Tenant’s use or alteration of the Premises or the conduct of its business or from any activity performed or permitted by Tenant in or about the Premises, the Building or any part of the Park Place Project during the Term or prior to the Commencement Date if Tenant has been provided access to the Premises, the Building or any part of the Park Place Project for any purpose, or arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from Tenant’s use of the Building Systems or Service Facilities in excess of their capacity or arising from any other act, neglect, fault or omission of Tenant or any of its officers, agents, directors, contractors, employees, subtenants, assignees, licensees or invitees. If any action or proceeding is brought against any of the Landlord Indemnified Parties in connection with any Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord, which approval shall not be unreasonably withheld. Tenant’s obligations under this Section 16.1 shall survive the expiration or earlier termination of this Lease.

16.2 Waiver. As a material part of the consideration to the Landlord for entering into this Lease, Tenant hereby assumes all risk of, and releases, discharges and holds harmless Landlord from and against any and all liability to Tenant for, damage to property or injury to persons in, upon or about the Premises from any cause whatsoever except that which is caused by the gross negligence or willful misconduct of Landlord. In no event shall Landlord be liable to Tenant for any injury to any person in or about the Premises or damage to the Premises or for any loss, damage or injury to any property of Tenant therein or by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, about or upon the Premises, the Building or any other portion of the Park Place Project unless such loss, damage or injury is caused by the gross negligence or willful misconduct of Landlord.

16.3 Indemnity of Tenant. Notwithstanding the provisions of Sections 16.1 and 16.2 to the contrary, but subject to the limitation on Landlord’s liability set forth in Section 35.18 and subject to Section 11.6, Landlord shall indemnify, protect, defend and hold harmless Tenant and its officers, directors, partners, agents, shareholders, attorneys, employees and any affiliate of Tenant, including without limitation, any corporations or any other entities Controlling, Controlled by or under common Control with Tenant and their respective successors and assigns (collectively, “Tenant Indemnified Parties”), from and against any Indemnified Claims (but excluding injury to or interference with Tenant’s or any Tenant Indemnified Parties’ business and any consequential damages), to the extent arising or resulting from (i) the negligence or willful misconduct of Landlord, or any of its agents, contractors or employees (but only to the extent such agents, contractors and employees are acting within the scope of their relationship with Landlord); and/or (ii) the default in the performance by Landlord of any obligations on Landlord’s part to be performed under the terms of this Lease; provided, however, that Landlord’s indemnity shall not apply or extend to any Indemnified Claims which are covered by any insurance maintained by Tenant or any Tenant Indemnified Parties (or which would have been covered had Tenant obtained the insurance required under the provisions of this Lease). If any action or proceeding is brought against Tenant or any other Tenant Indemnified Parties by reason of any such Indemnified Claims indemnified by Landlord as set forth hereinabove, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense with counsel approved by Tenant, which approval shall not be unreasonably withheld. Landlord’s obligations under this Section 16.3 shall survive the expiration or earlier termination of this Lease.

17. Definition of Landlord.

The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under ground leases of the Land or master leases of the Building, if any. In the event of any transfer, assignment or other conveyance of any such title, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any term or condition of this Lease.

18. Subordination.

18.1 Subordination. This Lease is subject and subordinate to all mortgages, trust deeds, and ground and underlying leases (the “Underlying Mortgages”) which now exist or may hereafter be executed affecting the Building Property and to all renewals, modifications, consolidations, replacements and extensions of any such Underlying Mortgages. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee, ground lessor or beneficiary, affecting any Underlying Mortgage in order to make such subordination effective. Tenant, however, shall execute promptly any certificate or document that Landlord may request to effectuate, evidence or confirm such subordination, and failure to do so shall be an Event of Default under this Lease if such failure continues for ten (10) days after a second notice from Landlord following the expiration of the first 10 day period.. Notwithstanding the foregoing, Landlord agrees to provide to Tenant upon execution and delivery of this Lease, a non-disturbance agreement (“Non-Disturbance Agreement”) from each holder of an existing Underlying Mortgage (individually and collectively, a “Mortgagee”) whose encumbrance or lien affecting the Building Property is at such time superior to the leasehold estate created hereby. The final form of any such Non-Disturbance Agreement shall be in a commercially reasonable form reasonably agreed upon by Landlord and Tenant and provided by the holder of each Underlying Mortgage who is required to provide a Non-Disturbance Agreement, and which, at a minimum, shall contain, in substance, those provisions set forth in Exhibit “M” attached hereto. Landlord represents and warrants to Tenant that as of the date of execution and delivery of this Lease, there are no Underlying Mortgages now affecting the Land, Project and/or the Building which are superior to this Lease. Notwithstanding anything to the contrary contained herein, with respect to any Underlying Mortgage hereafter executed affecting the Building Property, this Lease shall be subordinated thereto only if the Mortgagee enters into a commercially reasonable form of subordination, non-disturbance and attornment agreement reasonably approved by Landlord, Tenant and such Mortgagee and which, at a minimum, shall contain, in substance, those provisions set forth in Exhibit “M” attached hereto.

18.2 Attornment. If Landlord’s interest in the Building Property is sold or conveyed upon the exercise of any remedy provided for in any Underlying Mortgage, or otherwise by operation of law: (a) at the election of the new owner, Tenant will attorn to and recognize the new owner as Tenant’s landlord under this Lease, and upon request, Tenant shall enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remaining term hereof, or, at the election of such new owner, this Lease shall automatically become a new lease between Tenant and such new owner, upon the terms and provisions hereof for the remaining term hereof, and Tenant will confirm such attornment and new lease in writing within fifteen (15) days after request (Tenant’s failure to do so will constitute an Event of Default if such failure continues for ten (10) days after a second notice from such new owner following the expiration of the first 15 day period); and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance (without limiting the new owner’s obligations to make repairs to the Building required under this Lease even though such repairs were left undone by the prior Landlord), or (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale or conveyance.

18.3 Notice from Tenant. Tenant shall give written notice to the holder of any Underlying Mortgage whose name and address have been previously furnished to Tenant of any act or omission by Landlord which Tenant asserts as giving Tenant the right to terminate this Lease or to claim a partial or total eviction or any other right or remedy under this Lease or provided by law. Tenant further agrees that if Landlord shall have failed to cure any default within the time period provided for in this Lease, then the holder of any Underlying Mortgage shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be provided in the Non-Disturbance Agreement if within such thirty (30) days such holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

19. Intentionally Omitted.

20. Surrender of Premises and Removal of Property.

20.1 No Merger. The voluntary or other surrender of this Lease by Tenant, a mutual cancellation or a termination hereof, shall not constitute a merger, and shall, at the option of Landlord, terminate all or any existing subleases or shall operate as an assignment to Landlord of any or all subleases affecting the Premises.

20.2 Surrender of Premises. Upon the Termination Date, or upon any earlier termination hereof, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the Premises are now or hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation and Damage from casualty excepted. Upon such termination, Tenant shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises and shall, without expense to Landlord, remove or cause to be removed from the Premises, all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to Landlord, and Tenant shall repair all damage to the Premises and the Building Property resulting from such removal. Prior to surrendering the Premises, Tenant shall repair any damage caused by the removal of Tenant’s property, including Tenant’s signs, and any Alterations designated in writing by Landlord (at the time of plan approval by Landlord) to be removed, including without limitation, the repair of the floor, and the patching and painting of the walls, all at Tenant’s sole cost and expense. As a matter of clarification, this section shall survive the termination of this Lease and a breach of this Section 20.2 entitles Landlord, after notice and lapse of any applicable cure periods, to all of its remedies hereunder including the indemnity under Section 16.1.

20.3 Disposal of Property. In the event of the expiration of this Lease or other permissible termination of this Lease by Landlord as provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease, or within forty-eight (48) hours after a termination by reason of Tenant’s Event of Default, shall be considered abandoned and Landlord may remove any or all of such property and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Tenant. If Tenant shall fail to pay the costs of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. In the event of such sale, Landlord shall apply the proceeds thereof, first, to the cost and expense of sale, including reasonable attorneys’ fees; second, to the repayment of the cost of removal and storage; third, to the repayment of any other sums which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

21. Holding Over.

In the event Tenant holds over after the expiration of the Term, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and such month-to-month tenancy shall be subject to each and every term, covenant and agreement contained herein; provided, however, that Tenant shall pay as Base Rent during any holding over period, an amount equal to the greater of: one-hundred ten percent (110%) of (a) the Fair Market Rental Rate of the Premises, or (b) one hundred twenty-five percent of the Base Rent, plus Escalation Rent pursuant to Article 5, payable immediately preceding the expiration of the Term, provided that if such holding over continues for more than 60 days, then for any period beyond said 60 day period, the amount under this clause (b) shall be one-hundred fifty percent (150%) of the Base Rent, plus Escalation Rent pursuant to Article 5, payable immediately preceding the expiration of the Term. Either party may terminate such month-to-month tenancy upon thirty (30) days written notice to the other party. Nothing in this Article 21 shall be construed as a consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over; provided, however, that Landlord shall not be entitled to any damages incurred by Landlord due to the loss of a prospective third-party tenant or delay in delivering the Premises or any portion thereof to a prospective third-party tenant resulting from Tenant’s holdover, unless (a) the lease to the prospective third-party tenant has been fully executed and is for at least 20,000 square feet of Rentable Area and (b) Landlord has given notice to Tenant of the occurrence of such executed lease and the date Landlord, pursuant to such lease, intends to deliver the Premises or any portion thereof to the prospective third-party tenant at least sixty (60) days prior to such date.

22. Defaults and Remedies.

22.1 Defaults by Tenant. The occurrence of any of the following shall constitute a default under this Lease by Tenant (“Event of Default”):

(a) The failure by Tenant to pay the Rent or make any other payment required to be made by Tenant under this Lease and Exhibits hereto as and when due where such failure continues for five (5) business days after notice thereof by Landlord to Tenant; provided, however, that such notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure;

(b) The abandonment of the Premises by Tenant. As used herein, “abandonment” shall be deemed to occur in accordance with Section 1951.3 of the California Civil Code;

(c) The failure by Tenant to observe or perform the provisions of Articles 2 and 8 where such failure continues and is not remedied within three (3) business days after notice thereof from Landlord to Tenant, provided such notice specifies that Tenant will be in an Event of Default if such failure is not remedied within said three (3) business day period and (ii) the failure to comply by Tenant causes a threat of imminent harm to the Building Property or any Building Systems;

(d) The failure by Tenant to observe or perform any other provision of this Lease and the Exhibits hereto, including the Rules and Regulations, to be observed or performed by Tenant, where such failure continues for thirty (30) days after notice thereof by Landlord to Tenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion. Such thirty (30) day notice shall be in lieu of and not in addition to any notice required under Section 1161 of the California Code of Civil Procedure;

(e) Any action taken by or against Tenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the making by Tenant of any general assignment for the benefit of creditors; the appointment of a trustee or receiver to take possession of all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or the attachment, execution, or other judicial seizure of all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days;

(f) The failure by Tenant to provide estoppel certificates within five (5) business days following notice from Landlord to Tenant that Tenant has failed to provide a requested estoppel certificate within the ten (10) day period required under Section 30.15 hereof; or

(g) A Transfer to an entity other than an Affiliate or Successor of Tenant without Landlord’s prior written consent which, as to a Sublease only, is not rescinded or otherwise terminated within ten (10) business days following notice from Landlord to Tenant of such prohibited Transfer;

(h) Tenant’s failure, refusal or neglect to cause to be released any mechanics’ lien placed against the Premises or the Park Place Project which relates to work or services claimed to have been performed for, or materials claimed to have been furnished to, Tenant or the Premises, within twenty (20) days after written notice from Landlord thereof, or within such shorter period as is required under the terms of any Underlying Mortgage; or

(i) Any Event of Default otherwise specified in this Lease.

22.2 Landlord’s Remedies.

(a) If an Event of Default shall occur, then, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such election to terminate. In the event Landlord shall elect to so terminate this Lease, Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(2) the worth at the time of award of any amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(5) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(b) All Rent shall be computed on the basis of the monthly amount thereof payable on the date of Tenant’s default, as the same are to be adjusted thereafter as contemplated by this Lease. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest in the per annum amount equal to the prime rate of interest or other equivalent reference rate from time to time announced by the Bank of America National Trust and Savings Association (the “Reference Rate”) plus two percent (2%), but in no event in excess of the maximum interest rate permitted by law. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) If Landlord elects to terminate this Lease as a result of Tenant’s Event of Default, on the expiration of the time stated in Landlord’s notice to Tenant given under Paragraph (a) above, this Lease and the Term hereof, as well as all of the right, title and interest of Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein specified for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or otherwise, and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable for any damages therefor.

(d) If an Event of Default shall occur, in addition, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Therefore, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(e) If an Event of Default shall occur, Landlord shall also have the right, without terminating this Lease, to re-enter the Premises and remove all persons and property therefrom by summary proceedings or other court process; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(f) In the event of the abandonment of the Premises by Tenant, or in the event that Landlord elects to re-enter as provided in Paragraph 22.2(e) above or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, and if Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such Rent and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied: First, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting (including, but not limited to, leasing commissions, tenant improvement costs and rent concessions such as free rent); third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(g) No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any partial rent payment hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default or of any of Landlord’s rights available under this Lease or at law or equity, except only a default in the payment of the Rent so accepted.

(h) To the maximum extent permitted by law, Tenant hereby waives all provisions of, or protection under, any decisions, statutes, rules, regulations or other laws of the State of California to the extent the same are inconsistent with the terms and provisions hereof, including all rights and remedies of Landlord provided under this Article.

(i) All covenants, agreements and provisions to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and without abatement of Rent, except as specifically provided in this Lease. If Tenant shall fail to observe and perform any covenant, condition, provision or agreement contained in this Lease or shall fail to perform any other act required to be performed by Tenant, in either such event within ten (10) days following receipt of notice of such failure from Landlord, Landlord may, upon notice to Tenant, without obligation, and without waiving or releasing Tenant from any default or obligations of Tenant, make any such payment or perform any such obligation on Tenant’s part to be performed. All sums so paid by Landlord and all costs incurred by Landlord in making such payment or performing such obligation or enforcing this Lease, including attorneys’ fees, together with interest thereon in a per annum amount equal to two percent (2%) in excess of the Reference Rate, but not in excess of the maximum rate permitted by law, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant, following the expiration of all applicable cure periods, in the payment of Rent.

22.3 Re-Entry Not Termination. No acts by Landlord following the occurrence of an Event of Default to maintain, preserve or relet the Premises, or to appoint a receiver to protect Landlord’s interest under this Lease, or to remove property of Tenant or store such property at a public warehouse or re-entry or taking possession of the Premises by Landlord pursuant to this Article 22 shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Event of Default of Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Event of Default.

22.4 Right of Landlord to Injunction; Cumulative Remedies. In the event of a breach by Tenant, following the expiration of all applicable cure periods, of any of the agreements, conditions, covenants or terms hereof, Landlord shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity whether or not other remedies, indemnity or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others; provided, however, no double recovery shall be permitted.

22.5 No Jury Trial. Landlord and Tenant hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

22.6 Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable under any circumstances for, and each hereby releases the other from all liability for, consequential damages and injury or damage to, or interference with, the other party’s business, including, but not limited to, loss of title to the Premises or any portion thereof, loss of profits, loss of business opportunity, loss of goodwill or loss of use, in each case however occurring except as provided in Article 21 in the case of a holding over.

22.7 Definition of Tenant. The term “Tenant” shall be deemed to include all persons or entities named as Tenant under this Lease, or each and every one of them. If any of the obligations of Tenant hereunder is guaranteed by another person or entity, the term “Tenant” shall be deemed to include all of such guarantors and any one or more of such guarantors. If this Lease has been assigned, the term “Tenant” shall be deemed to include both the assignee and the assignor.

22.8 Defaults by Landlord. If Landlord fails to perform any of its obligations or breaches any of its covenants contained in this Lease and (unless another time limit is specified in this Lease) such default continues for a period of at least thirty (30) days after demand for performance is given by Tenant, or if the nature of such default is of such a character as to require more than 30 days to cure, if Landlord shall fail to commence said cure promptly and use reasonable diligence in working to complete such cure as quickly as reasonably possible, and if such default has a material adverse impact on Tenant’s use or occupancy of the Premises, then Landlord shall be deemed to be in material default hereunder (“Landlord Default”). Upon any Landlord Default, Tenant may seek the recovery of damages or may seek injunctive relief, but nothing herein shall be deemed to give Tenant the right to offset against or reduce the Rent or other sums due pursuant to this Lease (without limiting any other express rights of offset granted to Tenant under this Lease) and in no event shall Tenant have any right to terminate this Lease as a result of a Landlord Default, except as provided in the following sentence. If the Landlord Default, however, is of such a nature that it materially and substantially interferes with Tenant’s occupancy and use of the Premises, the foregoing provision shall not limit any rights that Tenant may have, at law, to claim a constructive eviction based on such Landlord Default and/or seek to terminate this Lease, if:

(a) Such Landlord Default continues for at least twenty (20) days after a second notice of such default by Tenant to Landlord and the holder of any Underlying Mortgage (whose name and address have been previously forwarded to Tenant), stating that Tenant may seek to terminate this Lease based on such default if Landlord fails to timely cure such default, and

(b) The Landlord and the holder of any Underlying Mortgage, within thirty (30) days after receipt of the second notice required by clause (a), fail to cure such Landlord Default or commence and diligently pursue the remedies necessary to effect such cure. Said 30 day period shall commence on receipt by the Landlord and the holder(s) of the Underlying Mortgages(s) of the second notice as set forth in clause (a) above.

23. Covenant Against Liens.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises or any other portion of the Park Place Project, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s leasehold interest in the Premises, only. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 14, Tenant shall not voluntarily create or permit any lien or encumbrance on Tenant’s leasehold hereunder. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Park Place Project, the Building or the Premises, or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises (including, without limitation, in connection with any Alterations) and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within twenty (20) days after notice of such lien is delivered by Landlord to Tenant (or within such shorter time period as is required by the terms of any Underlying Mortgage), Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any of its obligations, immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

24. Interest on Tenant’s Obligations; Late Charges.

24.1 Interest. Any amount due from Tenant to Landlord which is not paid within five (5) days after it is due shall bear interest at the lesser of two percent (2%) in excess of the Reference Rate (as defined in Paragraph 22.2(b)) or the maximum rate per annum which Landlord is permitted by law to charge, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In the event Tenant fails to pay any such interest, any succeeding payments made by Tenant to Landlord for any Rent shall be first applied to such interest. However, interest shall not be payable on late charges incurred by Tenant. Payment of interest shall not excuse or cure any Event of Default.

24.2 Late Charge. In the event Tenant is more than five (5) business days late in paying any amount of rent due under this Lease, Tenant shall pay Landlord a late charge equal to three percent (3%) of such delinquent amount of rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment pursuant to California Civil Code Section 1671, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges and the payment of interest provided for in Section 24.1 are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments, but excluding attorneys’ fees and costs incurred with respect to such delinquent payments. Notwithstanding the foregoing, Tenant shall not be obligated to pay the late charge pursuant to this Section 24.2 for the first two (2) late payments in any consecutive eighteen (18) month period, provided each such payment is not outstanding more than ten (10) days after notice thereof from Landlord.

25. Quiet Enjoyment.

Tenant, upon the paying of all Rent hereunder and performing each of the covenants, agreements and conditions of this Lease required to be performed by Tenant, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the provisions of this Lease and to any Underlying Mortgage (to the extent this Lease is subordinate thereto, and subject to the terms of any non-disturbance agreement in favor of Tenant). Tenant acknowledges and agrees that this Lease is subject to (a) the effect of covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way and any other matters or documents of record, including but not limited to that certain Construction, Operation and Reciprocal Easement Agreement by and between Crow Winthrop Operating Partnership and Crow Winthrop Development Limited Partnership at the time it was recorded on July 30, 1985 as Instrument No. 85-279768 in the Official Records of Orange County, California, (the “REA”); (b) the effect of any zoning laws of the City, County and State where the Building is situated; and (c) general and special taxes not delinquent. Tenant agrees (i) that as to its leasehold estate it, and all persons in possession or holding under it, will conform to and will not violate the terms of the REA or said matters of record; (ii) that this Lease is and shall be subordinate to the REA and any amendments or modifications thereto; and (iii) that nothing in this Lease provides Tenant with any rights under the REA as a Party (as that term is defined in the REA) or otherwise.

25.1 Landlord Representations. Landlord represents and warrants to and covenants with Tenant as follows:

(a) Zoning. To Landlord’s actual knowledge, the current zoning for the Building Property will permit Tenant to use the Premises for general office uses as contemplated in this Lease.

(b) Legal Compliance. To Landlord’s actual knowledge, the Building currently is in compliance with all applicable laws, rules, regulations, ordinances and local codes governing the construction and use of the Building Property, as such laws, rules, ordinance and codes are currently and generally interpreted and enforced, including, without limitation, O.S.H.A. rules and regulations governing asbestos and asbestos containing materials and the Americans with Disabilities Act and/or any comparable state statute (“Applicable Laws”), and with all generally-recognized health or safety standards, including without limitation ASHRAE 62-1999. To Landlord’s actual knowledge, the Building Property is also in compliance with the REA and all other private covenants, conditions and restrictions affecting the Building Property (the “Deed Restrictions”) and the Deed Restrictions do not prohibit the use of the Premises for general office uses as contemplated by this Lease.

(c) Environmental Compliance. To Landlord’s actual knowledge, the Building Property is as of the date hereof in full compliance with any applicable Environmental Laws (as defined in Section 10.1), as such laws are currently generally interpreted and enforced, and taking into account the presence, in customary amounts, of normal cleaning supplies, photocopier suppliers and other Hazardous Materials that are generally used by owners in connection with the operation and maintenance of office buildings and by tenants in connection with the operation of their businesses in office buildings.

(d) Tenant’s Use. To Landlord’s actual knowledge, the use of the Premises for general office uses and Tenant’s signage and parking permitted under this Lease, will not violate any Applicable Laws, provided Tenant obtains all required occupancy permits and signage permits under the municipal code of the City of Irvine. Following the Lease Date, Landlord will not record against the Building Property or the Premises, or otherwise voluntarily subject the Building Property or the Premises to, any restrictions, agreements, encumbrances, liens, easements or rights which are binding on Tenant and which would (i) prevent or materially impair the use of the Premises for general office purposes as contemplated by this Lease or (ii) materially conflict with or materially diminish the rights herein granted to Tenant under this Lease.

26. Parking.

26.1 Parking Devices

(a) Landlord shall provide and Tenant shall rent for the entire Term parking passes or other devices (“Parking Devices”) for parking at the rate of four (4) Parking Devices per 1,000 square feet of Rentable Area in the Premises and the Additional Space (“Minimum Devices”). Landlord’s obligation to provide and Tenant’s obligation to rent Minimum Devices and the other parking rights under this Article 26 with respect to the Additional Space shall terminate upon the expiration or earlier termination of the ConAgra Sublease unless Tenant has timely exercised the Additional Space Option, in which case the Additional Space shall become part of the Premises and Landlord’s obligation to provide and Tenant’s obligation to rent the Minimum Devices and the other parking rights under this Article 26 with respect to the Additional Space shall apply in the same manner as with respect to the balance of the Premises. The Parking Devices will permit parking by each of Tenant’s employees who are issued such Parking Devices in the Parking Structure (“Parking Structure Devices” and “Parking Structure Spaces”, as applicable) and, if necessary, in the Surface Parking Lots (“Surface Parking Devices” and “Surface Parking Spaces”, as applicable) (and in the Off-Site Parking Areas, as provided in Section 26.3). The allocation of the Parking Devices between the Parking Structure Devices and the Surface Parking Devices shall be at Landlord’s sole discretion; provided, however, that such Parking Devices shall be allocated first to the Parking Structure Devices, and shall only be allocated to the Surface Parking Devices to the extent there no room in the Parking Structures to accommodate the holders of the Parking Structure Devices, as determined by Landlord.

(b) In addition to the Minimum Devices, Landlord will provide to Tenant up to an additional two (2) Parking Devices per 1,000 square feet of Rentable Area in the Premises and the Additional Space during the Term on the following terms and conditions: from time to time during the Term, on at least thirty (30) days’ prior written notice to Landlord, but no more frequently than quarterly, Tenant may increase or decrease the number of Parking Devices rented hereunder between the number of Minimum Passes set forth above (as the same may be adjusted) and a maximum of a total of six (6) passes per 1,000 square feet of Rentable Area in the Premises and the Additional Space, as the Premises may be increased from time to time under the terms of this Lease.

(c) Tenant’s use of the Parking Devices and the Parking Structure and Surface Parking Lots and Off-Site Parking Areas shall be subject to parking rules and regulations as provided in Section 26.5. Tenant acknowledges that Landlord will have the right to require the holders of the Parking Devices to park on a tandem or “stacked” basis, and in such event Landlord shall provide sufficient valet parking attendants to move vehicles in order to permit the holders of the Parking Devices to enter and exit the Parking Structure or Surface Parking Lots without material delay. The cost of such parking attendants shall be included as Common Area Operating Costs; provided, however, that if Landlord ever elects to provide a dedicated parking area for Tenant’s employees to park in the Park Place Project, then the valet costs associated with the parking of automobiles in such dedicated parking area shall be charged directly to Tenant as a reimbursable expense, in lieu of being charged as a Common Area Operating Cost, in which case Tenant shall pay such dedicated parking attendant costs within thirty (30) days after being invoiced therefor by Landlord.

(d) Tenant shall pay (i) monthly parking rent for Tenant’s Parking Structure Devices at the rate of Sixty-Five and 00/100 ($65.00) per month per Parking Structure Device allocated to any existing Parking Structures and at the rate of Seventy-Five and 00/100 ($75.00) per month per Parking Structure Device allocated to any Parking Structure constructed after the date hereof and (ii) monthly parking rent for Tenant’s Surface Parking Devices at the rate of Twenty-Five Dollars ($25.00) per month per Surface Parking Device (such monthly parking rates are referred to herein as the “Monthly Parking Rates”). Each of the foregoing Monthly Parking Rates shall increase annually, commencing on the first anniversary of the Commencement Date and continuing on each anniversary thereafter during the Lease Term, by an amount equal to three percent (3%) of the applicable Monthly Parking Rate in effect immediately prior to such anniversary date. The total of such monthly parking rents, as increased each year, payable for the Parking Devices, together with the amounts payable by Tenant for the Permanent Off-Site Parking Devices and Temporary Off-Site Parking Devices under Sections 26.3 and 26.4, is referred to herein, collectively, as the “Monthly Parking Payment”. Beginning on the Commencement Date, Tenant shall pay Landlord the Monthly Parking Payment in the same manner and at the same time as Tenant is obligated to pay each monthly installment of Basic Rent under this Lease. Failure by Tenant to so pay the Monthly Parking Payment within five (5) business days after such payment is due shall constitute a failure to pay Rent under this Lease.

(e) No deductions or allowances from the Monthly Parking Payment will be made for any days Tenant or its employees do not use the Parking Devices. Tenant shall not be deemed to have any interest or right in any particular parking space or parking area of the Parking Structure or the Surface Parking Lots, or in the Off-Site Parking Areas.

(f) Tenant understands and agrees that Landlord (subject to the provisions of Section 1.2(a)), the owners of the Parking Structure and the Surface Parking Lots and the Off-Site Parking Areas, the operator of the Parking Structure and the Surface Parking Lots, the Off-Site Parking Areas or the REA Managing Agent may temporarily close all or any part of the Parking Structure or the Surface Parking Lots or the Off-Site Parking Areas for such periods of time as Landlord, the owners of the Parking Structure and the Surface Parking Lots or the Off-Site Parking Areas, the operator of the Parking Structure and the Surface Parking Lots or the Off-Site Parking Areas or the REA Managing Agent may reasonably deem necessary or appropriate in order to re-stripe or make repairs or alterations to the Parking Structure and/or the Surface Parking Lots or the Off-Site Parking Areas. Except as may be expressly set forth elsewhere in this Lease, Tenant shall not be entitled to any reduction or abatement in the Monthly Parking Payment as the result of such closure.

(g) In addition to the Off-Site Parking Areas required by Section 26.3 and Section 26.4, Landlord shall have the right to provide additional parking for the Park Place Project at off-site locations (without relocating Tenant’s Parking Devices as specified above), and in such event, said off-site parking locations shall be deemed part of the Park Place Project for purposes of this Lease so long as the addition of such off-site parking areas does not increase Tenant’s Escalation Rent under Article 5 over the amount that such Escalation Rent would have been without the addition of such off-site parking areas to the Park Place Project. Landlord shall have the right, in its discretion, to change, delete or modify such off-site parking areas.

(h) Tenant acknowledges and agrees that, subject to the terms of this Lease, Tenant’s right to use the Parking Structure and/or the Surface Parking Spaces or the Off-Site Parking Area spaces for itself and its employees is non-exclusive and will be in common with Landlord, other tenants of the Park Place Project and Building, and other persons permitted by Landlord, the owners of the Parking Structure and the Surface Parking Spaces and the owners of the Off-Site Parking Areas, the operator of the Parking Structure and the Surface Parking Lots, the Off-Site Parking Areas, and/or the REA Managing Agent to use the same. The Parking Devices shall remain the property of Landlord. The Parking Devices must be displayed as requested by Landlord and may not be altered in any manner nor may any serial number be removed or altered. There will be no activation fee required for each Parking Device but there shall be a replacement charge to Tenant of Twenty-Five Dollars ($25.00) for the loss of any Parking Device. Prepayment of such replacement charge is required prior to issuance of any replacement Parking Device. Landlord may during the Term of the Lease, from time to time at Landlord’s discretion, adjust such replacement charge to reflect any increase in costs.

(i) The Parking Devices rented by Tenant pursuant to this Article 26 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except on a pro rata basis to a permitted Transferee of this Lease or of the Premises pursuant to Article 14.

26.2 Additional Parking. Landlord will provide reasonable visitor parking for Tenant’s customers, guests, invitees or licensees comparable to such parking provided in other office building complexes in the John Wayne Airport submarket. Tenant, at it’s cost, may validate such visitor parking by such method or methods, and at such hourly, daily or other rates, from time to time established or approved by Landlord, the owners or operators of the Parking Structure and the Surface Parking Lots, or the REA Managing Agent as the then current market rates for such visitor parking, in their reasonable discretion.

26.3 Offsite Parking Areas. During the entire Term, of the Minimum Devices, one Parking Device per 1,000 square feet of Rentable Area in the Premises and the Additional Space (“Permanent Off-Site Parking Devices”) shall be designated solely for unreserved surface parking in one or more parking structures or surface lots to be located by Landlord within a two (2) mile radius of the closest boundary of the Park Place Project (collectively, the “Off-Site Parking Area”), which designation Landlord may change from time to time on at least thirty (30) days advance written notice to Tenant; provided that Landlord hereby designates the surface parking lot adjacent to the “Bethel Korean Church” located on Harvard Drive near University Drive in Irvine, California as the Off-Site Parking Area so long as adequate parking spaces are available at such location. During the Term hereof, Landlord will not permit any other tenant of the Park Place Project to use the Bethel Korean Church as an Off-Site Parking Area to the extent such use would reduce the number of spaces in such Off-Site Parking Area available to Tenant; further, Landlord will not voluntarily terminate its agreement with Bethel Korean Church to permit the use of such Off-Site Parking Area during the Term hereof. Landlord or its Affiliates shall provide regular shuttle service, with pick-up at least one time every fifteen (15) minutes (approximately) during peak usage and at least one time every thirty (30) minutes (approximately) during non-peak hours, between the Building and the Off-Site Parking Area between 7:00 a.m. to 5:30 p.m. (or until 7:00 p.m. if the Off-Site Parking Area is relocated from the Bethel Korean Church in accordance with the first sentence hereof) Monday through Friday (other than on New Year’s Day, Martin Luther King, Jr.’s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day and, so long as Tenant receives written notice thereof at least 30 days in advance, any other national holiday(s) commonly recognized by office tenants of the Park Place Project) using a licensed third party shuttle operator. Landlord shall use commercially reasonable efforts to use a cost effective parking shuttle provider for the Off-Site Parking Area, and may put the shuttle service contract out to bid to 3 or more qualified bidders in order to identify the cost-effective shuttle provider. In consideration for the foregoing allocation of Permanent Off-Site Parking Devices to Tenant, Tenant shall pay to Landlord, within thirty (30) days after receipt of an invoice therefor, the actual cost (including Landlord’s reasonable estimate of related administrative costs therefor up to 10% of the total actual costs) of providing such Off-Site Parking Area (including any costs incurred in leasing such areas or spaces from third party owners, including, without limitation, any base rent or parking fee together with any operating cost or property tax allocated to Landlord with respect to such Off-Site Parking Area) and the parking shuttle service to and from such Off-Site Parking Area.

26.4 Temporary Off-Site Parking Devices. Tenant acknowledges and agrees that Landlord plans to construct one or more additional buildings and/or parking structures within the Park Place Project, which construction may reduce the size or availability of the Surface Parking Lots. Therefore, upon commencement of construction of any building or parking structure in the Park Place Project (which may include, without limitation, the fencing off of property in connection therewith), Landlord shall have the right to reallocate, temporarily during the course of the construction, up to one Parking Device per 1,000 square feet of Rentable Area in the Premises and the Additional Space out of the Minimum Devices for use in the Off-Site Parking Areas (the “Temporary Off-Site Parking Devices”) in accordance with Section 26.3 above, at the same monthly cost, per Parking Device, as is then being charged for the Permanent Off-Site Parking Devices. When the construction requiring such temporary relocation of the parking is completed, Landlord shall relocate such Temporary Off-Site Parking Devices back to Parking Structure Devices and/or Surface Parking Devices in the Park Place Project in accordance with Section 26.1.

26.5 Parking Rules and Regulations. Tenant and Tenant’s employees shall comply with all parking rules and regulations set forth in the attached Exhibit “G”, and all modifications and additions thereto from time to time established by Landlord, the owners of the Parking Structure, the Surface Parking Lots and the Off-Site Parking Areas, the operator of the Parking Structure, the Surface Parking Lots and the Off-Site Parking Areas, or the REA Managing Agent (the “Parking Rules and Regulations”). Landlord shall not be responsible to Tenant for any violation of the Parking Rules and Regulations by any party parking a vehicle in the Parking Structure or on the Surface Parking Lots or Off-Site Parking Areas. Tenant acknowledges and agrees that Landlord, the owners of the Parking Structure, the Surface Parking Lots and the Off-Site Parking Areas, the operator of the Parking Structure, the Surface Parking Lots and the Off-Site Parking Areas, and the REA Managing Agent may refuse to permit any person who repeatedly violates the Parking Rules and Regulations to park in the Parking Structure and/or the

Surface Parking Lots or Off-Site Parking Areas. Any violations of the Parking Rules and Regulations shall subject the offending vehicle to removal from the Parking Structure and/or the Surface Parking Lots or the Off-Site Parking Areas at such vehicle owner’s expense. In either of such events, the party supplying the Parking Device will promptly deactivate it and Tenant or Tenant’s employee shall immediately return the Parking Device to Landlord. Any rules or regulations the application of which would (a) conflict with any provisions of this Lease or with any rights granted to Tenant hereunder or (b) have an adverse impact on Tenant’s business operations and/or use of the Premises will be deemed waived as to Tenant to the extent necessary to protect Tenant’s interests hereunder. Otherwise, Landlord will not apply the rules and regulations more strictly as against Tenant as such rules and regulations are enforced vis a vis other tenants and occupants, and Landlord will provide Tenant with reasonable advance notice of any changes in the rules and regulations.

26.6 Vehicular Ingress and Egress. The access road located on the Park Place Project as constituted from time to time, shall be available for ingress to and egress from the Parking Structure and/or the Surface Parking Lots, such use to be in common with Landlord, other tenants of the Park Place Project and the Building, and other persons entitled to use the same.

27. Brokers.

Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any person or real estate broker other than CB Richard Ellis (“Broker”) which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord and Tenant shall indemnify, hold harmless and defend the other from and against any liability with respect to any fee or brokerage commission (except one owing to Broker) arising out of any act or omission of the indemnifying party. Landlord covenants and agrees to pay all real estate commissions due in connection with this Lease to Broker in accordance with the commission agreement executed by Landlord.

28. Rules and Regulations.

The Rules and Regulations attached hereto as Exhibit “F” are incorporated herein and made a part of this Lease. Tenant agrees to abide by and comply with each and every one of said Rules and Regulations and any amendments, modifications and/or additions thereto as may hereafter be adopted by Landlord for the safety, care, security, good order and cleanliness of the Premises, the Building, the Building Property, the Parking Structure, or any other portion of the Park Place Project. Provided Tenant’s rights under this Lease are not materially and adversely affected, Landlord shall have the right to amend, modify or add to the Rules and Regulations in its sole discretion. Landlord shall not be responsible for the noncompliance with any of the Rules and Regulations by any other tenant or occupant of the Building. Any rules or regulations the application of which would (a) conflict with any provisions of this Lease or with any rights granted to Tenant hereunder or (b) have an adverse impact on Tenant’s business operations and/or use of the Premises will be deemed waived as to Tenant to the extent necessary to protect Tenant’s interests hereunder. Otherwise, Landlord will not apply the rules and regulations more strictly as against Tenant as such rules and regulations are enforced vis a vis other tenants and occupants, and Landlord will provide Tenant with reasonable advance notice of any changes in the rules and regulations.

29. Directory Board and Signage.

29.1 Directory Board. During the Term, Tenant shall have the right to designate one (1) name (Tenant’s name or the name of a department or an individual) per three thousand six hundred (3,600) square feet of Rentable Area in the Premises occupied by Tenant for placement, at Landlord’s expense, on the directory board in the lobby of the 3349 Building, the 3351 Building and the 3337 Building, as applicable, and any other common directory board which may be available for use by office tenants of the Building. Landlord shall have the option to maintain, in place of any such directory board, a computerized directory with display screen which has the capacity to accommodate Tenant’s designation of names as set forth above. The listing of any name other than that of Tenant, whether on the Building directory, or on the doors or windows of the Premises, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises in such person or entity, or be deemed to constitute the consent of Landlord to an assignment or sublease.

29.2 Interior Signage. Landlord shall install, at Tenant’s expense, appropriate signage containing Tenant’s name on entrance doors to the Premises, and, provided that at all times Tenant leases all of the Rentable Area on individual floors of the Premises, on the walls of the elevator lobbies on each floor of the Premises leased solely by Tenant. Any such signage will be designed and constructed in a manner compatible with Building standard signage and graphics criteria and shall be subject to Landlord’s prior approval which approval shall not be unreasonably withheld or delayed. The out-of- pocket cost of Landlord’s review of plans and specifications for such signs shall be borne by Tenant and Tenant shall pay such cost and the cost of installation to Landlord no later than ten (10) days following Landlord’s delivery to Tenant of an invoice for such costs. Except as otherwise provided herein, no other signs or any other advertising media of any type which can be viewed from the exterior of the Premises shall be permitted. If, at any time, Tenant does not lease all of the Rentable Area on any floor of the Premises hereunder, Tenant’s rights under this Section 29.2 to install and maintain signage on the walls of the elevator lobbies within such floor shall thereupon terminate, and Tenant shall promptly remove all such signage and repair and restore the walls to their prior condition, at Tenant’s expense. Tenant shall not, without the consent of Landlord, use the name of the Building or the Park Place Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

29.3 Top of Building Exterior Signage – 3351 Building. Subject to Section 29.5 below, during the Term, Tenant shall be entitled, subject to obtaining required approvals from the City of Irvine and any other required governmental approvals, to exterior top of the Building identity signage on the 3351 Building displaying Tenant’s name (using Tenant’s preferred type font) and/or its logo (the “Top Signage”). The Top Signage shall be subject to Tenant’s approval and shall be located on one side of the 3351 Building, and shall conform to the specifications to be developed by Landlord and reasonably approved by Tenant; provided that any changes thereto shall be subject to Tenant’s approval. No top of the Building signage, other than the Top Signage provided for in this Section shall be installed on the 3351 Building so long as Tenant is entitled to retain the Top Signage hereunder. In addition, during the Term hereof, the only signage located on the Building or Project which identifies tenants of the Project shall be (i) “eyebrow” signage typical for first class office projects for ground floor retail or service oriented tenants, as described in Section 29.4 below, and (ii) monument signage described in Section 29.4 below. Landlord shall expend commercially reasonable efforts to obtain the governmental approvals required for Tenant’s Top Signage. In the event that despite such efforts such approvals are not obtained, Landlord shall have no liability therefor and this Lease shall be unaffected thereby. Notwithstanding the foregoing, if and when Tenant commences occupancy of any space in the building to be constructed at 3161 Michelson Drive in the Park Place Project, Landlord may remove Tenant’s Top Signage, at Landlord’s sole expense, provided Tenant shall continue to be entitled, subject to obtaining required approvals from the City of Irvine and other required governmental approvals, to the Monument Signage and Eyebrow Signage under Section 29.4.

29.4 Monument/Eyebrow Signage. Subject to Section 29.5 below, during the Term, Tenant shall be entitled, subject to obtaining required approvals from the City of Irvine and other required governmental approvals, to non-exclusive signage displaying Tenant’s name (using Tenant’s preferred type font) and logo on the existing monument sign located at the entry area between the 3349 Building and the 3347 Building, at Landlord’s expense (which shall not be included in Additional Rent) (Tenant’s signs on such monument are collectively referred to herein as the “Monument Signage”) as set forth in this Section 29.4. Subject to Section 29.5 below and subject to obtaining required approvals from the City of Irvine and other required governmental approvals, Tenant shall also be entitled during the Term to non-exclusive signage displaying Tenant’s name (using Tenant’s preferred type font) and logo on an eyebrow sign (“Eyebrow Signage”) on the exterior of the 3349 Building. Subject to Section 29.5 below, Tenant’s Monument Signage shall be located on the highest position on each monument, and the lettering of Tenant’s name and Tenant’s logo thereon shall not be smaller than the lettering and logo (as applicable) of any other name and/or logo appearing on same monument.

29.5 Loss of Rights.

(a) All of Tenant’s signage rights and restrictions set forth in Sections 29.3, and 29.4 shall expire upon the expiration or any earlier termination of this Lease. Upon such Lease expiration or termination, Landlord shall be entitled to immediately remove Tenant’s Monument Signage, Eyebrow Signage, and/or Top Signage, at Tenant’s sole expense.

(b) Without limiting the provisions of Paragraph 29.5(a) above, (i) Tenant’s rights to the Top Signage under Section 29.3 shall apply only while Tenant occupies at least 50,000 square feet of Rentable Area in the Building under this Lease and (ii) all of Tenant’s signage rights and restrictions under Section 29.4 (including Tenant’s right to have its Monument Signage in the highest position on the monuments as set forth in Section 29.4 and Tenant’s right to Eyebrow Signage) shall apply only while Tenant occupies at least 25,000 square feet of Rentable Area in the Building under this Lease. Such rights and restrictions shall be null and void at such time as Tenant fails to occupy 50,000, or 25,000, as the case may be, square feet of Rentable Area in the Building, and upon such failure, Landlord shall be entitled to remove Tenant’s Top Signage and remove and/or relocate Tenant’s Monument Signage or Eyebrow Signage, all at Tenant’s sole expense.

(c) For purposes of Paragraph 29.5(b) above, the amount of space which Tenant occupies shall mean the space personally occupied by Tenant and its Affiliates or Successors under this Lease and not subleased or assigned to a third party other than an Affiliate or Successor of Tenant.

29.6 Agreement. The exact location, size, materials, coloring, lighting and letter style of all of Tenant’s signage hereunder shall be as set forth in approved Signage Plans to be developed by Landlord and reasonably approved by Tenant; provided that any changes thereto shall be subject to Tenant’s approval. All such signage shall comply with all applicable rules and regulations of the governmental agencies having jurisdiction. The design, installation, maintenance, repair, restoration and removal (including restoration of any monument(s) upon which the same was located and/or restoration of any portion of the Building and Building appurtenances upon which the same was located) of Tenant’s signage shall be performed by Landlord at Tenant’s sole cost and expense. Tenant shall pay Landlord for Landlord’s Actual Costs incurred in connection therewith, based upon a bid reasonably selected by Landlord from competitive bids solicited for such work from independent contractors selected by Landlord, within thirty (30) days after receipt of an invoice therefor from Landlord accompanied by reasonably adequate substantiation of the costs to be incurred; provided, however, the initial acquisition and installation costs of the Top Signage, or the Monument Signage described in Section 29.5 above, may be paid out of the Tenant Improvement Allowance.

29.7 Limitations. Tenant’s signage rights set forth in Sections 29.3 and 29.4 are personal to New Century Financial Corporation and may not be assigned, transferred or conveyed to any party by sublease, assignment, operation of law or otherwise, except that the same may be transferred to its subsidiary, New Century Mortgage, and in connection with a permitted Transfer to any Affiliate or Successor of Tenant (as defined in Paragraph 14.1(b) above and, for purposes hereof, including New Century Financial Corporation itself in case it elects to change its name); provided, however, Tenant may only effectuate a transfer of Tenant’s identity rights hereunder if such Affiliate or Successor does not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Park Place Project, or which would otherwise reasonably offend a landlord of first class office projects. In connection with any such permitted transfer, Landlord shall, at Tenant’s expense, replace Tenant’s signage with signage identifying the transferee if so requested by the transferee, provided that such replacement signage shall be subject to and in compliance with the provisions of this Article 29. Tenant acknowledges Landlord’s interest in maintaining the control over the identity of the Park Place Project and the exterior signage at the Park Place Project in order to preserve the image and reputation of Park Place Project as a first class office building project.

29.8 Way-Finding Signage. Landlord shall design and implement, before December 31, 2005, a “way-finding/directory” signage system for the entire Park Place Project which will be designed to assist visitors in locating the individual buildings and parking areas in the Project. The “way-finding/directory” signage will include directional signs located in key building lobbies in the Park Place Project that will direct visitors to all of the buildings in the Park Place Project, including the Building. Landlord will determine the exact type of directional signage to the installed in its discretion, after reviewing the alternatives commonly found in comparable office projects. The cost of designing and installing such way-finding/directory signage will be at Landlord’s cost or will be shared by Landlord and the other owners of buildings in the Park Place Project, as determined by Landlord.

30. General Provisions.

30.1 No Waiver. The waiver by Landlord or Tenant of any breach of any term, provision, covenant or condition contained in this Lease, or the failure of Landlord or Tenant to insist on the strict performance by the other party, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this Lease. The acceptance of rents hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant of any term, provision, covenant or condition herein, regardless of Landlord’s knowledge of such breach or default at the time of acceptance of rent.

30.2 No Partnership. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

30.3 Terms; Headings. The words “Landlord” and “Tenant” as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The headings or titles of this Lease shall have no effect upon the construction or interpretation of any part hereof.

30.4 Entire Agreement. This Lease, along with any exhibits and attachments or other documents affixed hereto, constitutes the entire and exclusive agreement between Landlord and Tenant with respect to the Premises and the estate and interest leased to Tenant hereunder. In the event of a conflict or inconsistency between any portion of this Lease and any provision in any of the Exhibits attached hereto, the terms and provisions of this Lease shall control. This Lease and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

30.5 Successors and Assigns. Subject to the provisions of Article 14 relating to Assignment and Sublease, this Lease is intended to and does bind the heirs, executors, administrators and assigns of any and all of the parties hereto. The surrender of this Lease by Tenant, or a mutual cancellation of it, shall not work a merger and shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of all subleases or subtenancies.

30.6 Notices. All notices, consents, approvals, requests, demands and other communications (collectively “notices”) which Landlord or Tenant are required or desire to serve upon, or deliver to, the other shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, by nationally recognized overnight delivery service, or by personal delivery, to the appropriate address indicated below, or at such other place or places as either Landlord or Tenant may, from time to time, designate in a written notice given to the other. If the term “Tenant” in this Lease refers to more than one person or entity, Landlord shall be required to make service or delivery, as aforesaid, to any one of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of personal delivery or following deposit with a nationally recognized overnight delivery service on the date evidenced by a signed receipt, or following the mailing thereof on the date evidenced by a signed certified receipt. Any notice, request, communication or demand by Tenant to Landlord shall be addressed to the Landlord at the Office of the Building with a copy to Paul S. Rutter, Esq., Gilchrist & Rutter Professional Corporation, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401, and if requested in writing by the Landlord, given or served simultaneously to the Landlord’s mortgagee at the address specified in such request. Any notice, request, communication or demand by Landlord to Tenant shall be addressed to:

New Century Financial Corporation

18400 Von Karmen Avenue, Suite 1000

Irvine, California 92612

Attention: Corporate Services

with a copy to:

New Century Financial Corporation

18400 Von Karmen Avenue, Suite 1000

Irvine, California 92612

Attention: Legal Department

(and after the Commencement Date, also to the Premises)

Rejection or other refusal to accept delivery of a notice shall be deemed to be receipt of the notice.

30.7 Severability. This Lease shall not be construed for or against either party as the draftsman hereof, the parties agreeing that both parties and their counsel shall be deemed to have been equally involved in and responsible for the drafting of this Lease. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this Lease shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

30.8 Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

30.9 Governing Law. This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of California.

30.10 Attorneys’ Fees. If Landlord retains the services of attorneys (a) for recovery of possession of the Premises, (b) for recovery of any sum due under this Lease, whether or not suit be filed, then all such costs and expenses, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred by Landlord shall be paid by Tenant. If any action or proceeding (including any appeal thereof) is brought by Landlord or Tenant (whether or not such action is prosecuted to judgment) to enforce its respective rights under this Lease or to enforce a judgment (“Action”), (1) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’, experts’ and consultants’ fees and costs to be fixed by the court, and (2) as a separate right, severable from any other rights set forth in this Lease, the prevailing party therein shall be entitled to recover its reasonable attorneys’, experts’ and consultants’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’, experts’ and consultants’ fees and costs shall be included in any such judgment. The parties hereto hereby waive any right to a trial by jury. The right to recover post-judgment attorneys’, experts’ and consultants’ fees and costs shall (i) not be deemed waived if not included in any judgment, (ii) survive the final judgment in any Action, and (iii) not be deemed merged into such judgment. The rights and obligations of the parties under this Section 30.10 shall survive the termination of this Lease.

30.11 Light and Air. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Park Place Project shall in no manner affect this Lease or impose any liability whatsoever on Landlord.

30.12 Bankruptcy Prior to Commencement. If, at any time prior to the Commencement Date, any action is taken by or against Tenant in any court pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (which action is not dismissed within 60 days after filing in the case of an involuntary action), Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, or there is an attachment, execution or other judicial seizure of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, then this Lease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in addition to any other rights and remedies under this Lease, be entitled to retain any rent, security deposit or other monies received by Landlord from Tenant as liquidated damages.

30.13 Force Majeure. Landlord shall not be liable for any failure to comply or delay in complying with its obligations hereunder if such failure or delay is due to acts of God, market-wide labor shortages, strikes, lockouts, governmental restrictions expressly prohibiting compliance, war, terrorism, bioterrorism, civil commotion, fire, earthquake, unavoidable material casualty to the Building Property and other similar causes beyond either party’s reasonable control (all of which events are herein referred to as “force majeure events”). It is expressly agreed that Landlord shall not be obliged to settle on unreasonable terms any strike to avoid a force majeure event from continuing. Tenant’s obligation to repair the Premises under this Lease shall also be subject to delay by force majeure events.

30.14 Applicable Laws. Tenant shall not do anything or actively permit anything to be done in or about the Premises which will violate any law, statute, ordinance or other governmental rule, regulation or requirement now or hereafter in effect, including, without limitation, the Americans with Disability Act of 1990 (as amended and supplemented by further laws from time to time) and local enactments thereof and promulgations thereunder (“Applicable Laws”); provided, however, that Tenant shall have no obligation to undertake or perform any capital improvements (unless necessitated by any Alterations by Tenant), all of which shall be the obligation of Landlord. At its sole cost and expense, Landlord shall promptly comply with all requirements of Applicable Laws that require making changes to the Premises, the access thereto and Common Area restrooms therefor, Base Building Improvements and Building Systems, and other areas of the Building Property (including structural changes) unless necessitated by Tenant’s initial improvements to the Premises or Alterations of the Premises pursuant to Article 8. Tenant assumes all other responsibilities to ensure the continued compliance of the Premises with all Applicable Laws throughout the Term.

30.15 Estoppel Certificates. Tenant shall at any time and from time to time upon not less than ten (10) days prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying:

(a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications);

(b) the Commencement Date and Termination Date;

(c) the dates to which the Base Rent, Escalation Rent and other charges have been paid in advance, if any;

(d) stating whether or not to the current actual knowledge of Tenant, without investigation or inquiry, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge;

(e) that this Lease has not been assigned, modified or amended in any way (or if there has been any assignment, modification or amendment, identifying the same); and

(f) containing any other information and certifications which reasonably may be requested by Landlord or the holder of any Underlying Mortgage.

Any such statement delivered pursuant to this Section 30.15 may be relied upon by any prospective purchaser of the fee of the Building Property or the Park Place Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrancer upon the Building Property or the Park Place Project. Failure of Tenant to timely execute and deliver such a statement delivered by Landlord for execution shall constitute acceptance and acknowledgment by Tenant that all information included in the statement is true and correct.

30.16 No Discrimination. Tenant covenants by and for itself, its successors, heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of age, race, color, creed, sex, sexual orientation, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

30.17 Examination of Lease. The submission of this instrument for examination or signature by Tenant, Tenant’s agents or attorneys, does not constitute a reservation of, or an option to lease, and this instrument shall not be effective or binding as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

30.18 Partner/Member Liability. Tenant and Landlord each agrees that, in any action arising out of or relating to the performance of this Lease, Tenant or Landlord will proceed only against the other party or its successors and assigns and not against any employee, shareholder, officer or director of such other party (or the owners or managers of any entity to which such other party may assign this Lease). Notwithstanding anything in this Lease or any law to the contrary, neither Landlord nor Tenant, nor any of its respective affiliates, directors, officers, employees, agents or shareholders shall have any personal liability under this Lease, and Tenant and Landlord, for itself and all persons claiming by, through or under it, expressly waives and releases the other party and such related persons and entities from any and all personal liability. The provisions of this Section 30.18 shall survive the expiration or earlier termination of this Lease.

30.19 Authorization to Execute Lease. If Tenant is a corporation, then the persons executing this Lease on behalf of Tenant represent and warrant to Landlord that they are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord on execution hereof, and in accordance with the Bylaws of Tenant, and that this Lease is binding upon Tenant in accordance with its terms. If Tenant signs this Lease as a partnership, each person executing this Lease on behalf of Tenant warrants that Tenant is a partnership, that the partnership has the right and authority to enter into this Lease, and that each person signing on behalf of the partnership is authorized to sign and that this Lease is binding upon the partnership in accordance with the terms of this Lease. If Tenant signs this Lease as a limited liability company, each person executing this Lease on behalf of Tenant warrants that Tenant is an authorized and existing limited liability company, that it is qualified to do business in California, that it has the right and authority to enter into this Lease, and that each person signing on behalf of the limited liability company is authorized to do so in accordance with the operating agreement of the limited liability company and that this Lease is binding upon the limited liability company in accordance with the terms of this Lease. Tenant and each person executing this Lease on behalf of Tenant certifies to Landlord that neither they nor, to their actual knowledge without investigation or inquiry, any of the officers, directors, partners or members of Tenant are on the anti-terrorism list maintained by the Office of Foreign Assets Control.

30.20 Additional Information. Landlord is required to inform Tenant about the environmental sensitivities of the San Joaquin Marsh. This information is attached as Exhibit “J”. Landlord is also required to inform Tenant of certain portions of the City of Irvine’s Transportation Management Plan. This information is attached as Exhibit “K”. Landlord does not warrant and makes no representation as to the accuracy of the information contained in either “Exhibit “J” or “Exhibit “K”.

31. Relocation of Space. At any time during the Term, Landlord shall have the right to relocate all or a part of the portion of the Premises located on the Concourse level of the 3337 Building known as Suites CN 410, CN 500 and CN 720 (“Relocation Space”) to other space in the Park Place Project subject to the terms and conditions of this Section 31. If Landlord elects to relocate all or any portion of the Relocation Space, Landlord must first give Tenant at least ninety (90) days notice of Landlord’s election. If Landlord gives such notice, Landlord will then, at Landlord’s sole cost, (i) locate and improve other premises in the Park Place Project which is of a comparable size to the Relocation Space being relocated and is suitable for the continued conduct by Tenant of the business activities conducted by Tenant in such Relocation Space, with similar access to loading docks, elevators and other Building Systems to the extent applicable to Tenant’s use of such Relocation Space, (ii) move Tenant’s personnel and personal property from the Relocation Space to the substitute premises and repair any damage to any such personal property caused by Landlord or its movers; (iii) pay for telephone and communications cabling in the substitute premises that is comparable to that installed in the Relocation Space; (iv) provide a reasonable supply of new business cards and stationary to Tenant for its use for personnel in the Relocation Space following the relocation and (v) pay any other costs reasonably incurred by Tenant as a direct result of such relocation of the Relocation Space.

32. Restriction on Leasing to Competitors. Landlord and Landlord’s Affiliates shall not enter into a lease of any space in the Building or in any other building in the Park Place Project to either Ameriquest Corporation or Option One or to any affiliate or successor to Ameriquest Corporation or Option One (“Competitors”), during the Term of this Lease, as it may be renewed. So long as Tenant or its Affiliate or Successor occupies at least 25% of the Rentable Area of the Premises leased under this Lease at any time, then upon a sale of the Building the successor landlord or landlords under this Lease shall also be bound by the provisions of this Article 31.

33. Appraisal; Fair Market Rental Rate.

33.1 Appraisal. The Fair Market Rental Rate for the Renewal Terms shall be determined pursuant to the provisions of this Article 33. Landlord and Tenant shall have no further right to appraisal, shall be bound by any determination made pursuant to this Article 33 and shall be obligated to pay and accept the rate as determined hereby.

33.2 Fair Market Rental Rate. The phrase “Fair Market Rental Rate” shall mean the fair market value annual rental rate per square foot of Rentable Area that Landlord and its Affiliates and the owners of comparable office building projects in the John Wayne Airport submarket have recently accepted in lease transactions between non-affiliated parties with non-equity tenants for comparable space, for a comparable period of time (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to annual rental rates per square foot of Rentable Area, the type of escalation clauses (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), taking into account all rental and other concessions granted in such Comparable Transactions (as well as such concessions to which Tenant may be entitled in this Lease), length of the lease term, size and location of premises being leased, base, shell and core delivery conditions, building standard work letter and/or tenant improvement or refurbishment allowances, if any (taking into account the level of existing Base Building Improvements and tenant improvements in the Premises), free rent periods for construction of new tenant improvements and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that the Fair Market Rental Rate will reflect the rent and other economic benefits and concessions that Landlord or its Affiliates (and other landlords of comparable office building projects in the John Wayne Airport submarket) have otherwise given in recent Comparable Transactions, as adjusted to reflect the level and type of economic concessions that Landlord may elect to give Tenant hereunder during the Renewal Term, so that Tenant will pay and Landlord will receive a net effective rent equal to the net effective rental rate in Comparable Transactions, after adjusting for any differences between the economic concessions that Landlord is making to Tenant hereunder and the economic concession that Landlord or its Affiliates (and other landlords of comparable office building projects in the John Wayne Airport submarket) have otherwise made in current Comparable Transactions. If, for example, after applying the criteria set forth above, a Comparable Transaction provides a comparable non-equity tenant with comparable space at a base rent equal to Thirty-Two Dollars ($32) per square foot of Rentable Area, with a Ten Dollars ($10) base amount expense stop, three (3) months’ free rent, four (4) months of free rent to construct tenant improvements, Forty Dollars ($40) per rentable square foot tenant improvement allowance, and certain other generally applicable economic terms and/or concessions, the Fair Market Rental Rate shall not be Thirty-Two Dollars ($32) per square foot of Rentable Area only, but shall be the economic equivalent of Thirty-Two Dollars ($32) per square foot of Rentable Area, a Ten Dollar ($10) base amount expense stop, three (3) months’ free rent, four (4) months of free rent to construct tenant improvements, Forty Dollars ($40) per rentable square foot tenant improvement allowance or payment in lieu of such allowance (said allowance or payment to be adjusted to reflect the value of existing improvements in the Premises) and such other generally applicable economic terms and concessions, as adjusted to reflect the concessions (including renovation allowances, free rent or construction periods) if any, granted by Landlord to Tenant during the Renewal Term.

33.3 Determination. Landlord shall determine the Fair Market Rental Rate for the Renewal Terms by using its good faith judgment. Landlord shall provide written notice of such amount within thirty (30) days after Tenant provides the notice to Landlord exercising each Renewal Option pursuant to Section 3.4 of this Lease;

provided, however, that Landlord shall not be obligated to provide such notice with respect to the rent determination for a Renewal Term prior to the date which is fifteen (15) months before the applicable Renewal Term Commencement Date. Tenant shall have ten (10) business days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept such rental or to object thereto in writing. In the event Tenant fails to accept in writing Landlord’s determination, Tenant shall deemed to have objected, and Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections (a) through (f) below.

(a) In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Fair Market Rental Rate which triggers the negotiation period of this Section 33.3, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of the new rental within which to accept such rental. In the event Landlord fails to accept in writing such rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with Subsections (b) through (f) below.

(b) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be an MAI real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of office projects in the John Wayne Airport submarket. Neither Landlord nor Tenant shall consult with such appraiser as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate is the closest to the actual Fair Market Rental Rate as determined by the arbitrator, taking into account the requirements of this Article 33. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

(c) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.

(d) The decision of the arbitrator shall be binding upon Landlord and Tenant.

(e) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Orange County Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(f) The cost of arbitration shall be paid by Landlord and Tenant equally.

34. Project Amenities.

34.1 Unit at Marquee at Park Place. Landlord shall purchase, or cause its Affiliate to purchase, a 2 bedroom condominium unit in the Marquee at Park Place (“Unit”); Landlord has reserved unit number 406 as the Unit. The Unit shall be purchased on or before the later of (i) the Commencement Date of this Lease or (ii) the completion of the Unit and issuance of all certificates of occupancy necessary for the use of such Unit. Landlord, or its Affiliate, will enter into a separate lease with Tenant for the exclusive use of the Unit by Tenant and its employees and invitees, at no additional cost to Tenant, which lease shall run concurrently with the Term of this Lease. Landlord shall pay for the cost of the Unit and any homeowners association dues in connection with the Unit. Landlord shall furnish the Unit, in a fashion reasonably acceptable to Tenant, at Landlord’s cost and will pay for all utilities and other expenses in connection with the Unit, including maintenance and repairs, during Tenant’s occupancy thereof. The lease of the Unit will include standard provisions regarding insurance and indemnity whereby Tenant will indemnify and protect Landlord from any claims or losses arising out of the use of the Unit by Tenant’s invitees, guests, agents and employees.

34.2 Child Care Center at Park Place. Landlord or its Affiliate will provide a child care center for the Park Place Project (“Child Care Center”) which will be available for use by Tenant’s employees in common with the employees of all other tenants in the Park Place Project. The exact location of the Child Care Center in the Park Place Project will be determined by Landlord in its reasonable discretion, but such Child Care Center shall have access to an outside play area adjacent to the space occupied by the Child Care Center. Landlord shall use, or cause its Affiliate to use its commercially reasonable efforts to complete the construction of the Child Care Center by December 31, 2005. If Landlord or its Affiliate fails to complete the construction of the Child Care Center by December 31, 2006 (one year beyond the anticipated date of completion of December 31, 2005), then Tenant shall be entitled to a credit against its obligation to pay Rent hereunder equal to five percent (5%) of the Base Rent payable for each month from January 1, 2007 until the completion of the construction of the Child Care Center, at which time the rent credit shall terminate and Tenant shall once again be obligated to pay the full Rent otherwise payable hereunder.

(a) The Child Care Center will have space for at least 75 pre-school age children. The Child Care Center will be operated by a third party operator designated by Landlord which is properly licensed and certified by the State of California (“Child Care Provider”). The Child Care Provider shall be required to charge no more than market prices for the services it provides. The cost of the operation of the Child Care Center may be subsidized by Landlord and other owners of the Park Place Project buildings to the extent the Child Care Provider fails to receive sufficient revenues from users of the Center to pay for the rent and other operating costs. Landlord or its Affiliates may elect to provide space to the Child Care Center at a free or reduced rental rate as part of its subsidy to the Child Care Provider. The amount of such Child Care Center subsidy provided by Landlord and its Affiliates shall be part of Common Area Operating Costs (but shall be excluded from Base Common Area Operating Costs); provided that the maximum amount of the Child Care Center subsidy payable by Tenant for each Calendar Year during the Term shall be fifteen cents ($0.15) per square foot of Rentable Area in the Premises..

(b) If Tenant or its employees choose to use the Child Care Center, Tenant acknowledges that Tenant and Tenant’s employees are not relying upon any investigation which Landlord or its Affiliates may have conducted concerning the Child Care Provider or any warranties or representations with respect thereto, it being the sole responsibility of Tenant and the individual user of the Child Care Center to conduct any and all investigations of the Child Care Center prior to making use thereof. Accordingly, Landlord and its Affiliates shall have no responsibility with respect to the quality or care provided by the Child Care Center, or for any acts or omissions of the Child Care Provider. Furthermore, Tenant, for Tenant and for Tenant’s employees, hereby agrees that Landlord and its Affiliates and their respective members, partners, sub-partners, officers, agents, servants, employees, and independent contractors shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Child Care Center by Tenant or Tenant’s employees. Tenant hereby covenants that Tenant shall inform all of Tenant’s employees at the Premises of the provisions of this Section 34.2 prior to such employees’ use of the Child Care Center.

34.3 Fitness Center at Park Place. Landlord or its Affiliate will provide a full service fitness center for the Park Place Project consisting of at least 25,000 square feet of space (“Fitness Center”) which will be available for use by Tenant’s employees in common with the employees of all other tenants in the Park Place Project. The exact location of the Fitness Center in the Park Place Project will be determined by Landlord in its reasonable discretion. Landlord shall use, or cause its Affiliate to use, its commercially reasonable efforts to complete the construction of the Fitness Center by the date on which Tenant takes occupancy of its premises in the building to be constructed at 3161 Michelson Drive in the Park Place Project pursuant to a separate office lease being entered into between Tenant and Maguire Properties-3161 Michelson, LLC, an Affiliate of Landlord. If Landlord or its Affiliate fails to complete the construction of the Fitness Center by August 1, 2008, then Tenant shall be entitled to a credit against its obligation to pay Rent hereunder equal to five percent (5%) of the Base Rent payable for each month from August 1, 2008 until the completion of the construction of the Fitness Center, at which time the rent credit shall terminate and Tenant shall once again be obligated to pay the full Rent otherwise payable hereunder.

(a) The Fitness Center will be operated by a third party operator designated by Landlord (“Fitness Provider”). The Fitness Provider shall be required to charge no more than market prices for the services it provides. The cost of the operation of the Fitness Center may be subsidized by Landlord and other owners of the Park Place Project buildings to the extent the Fitness Provider fails to receive sufficient revenues from users of the Fitness Center to pay for the rent and other operating costs. Landlord or its Affiliates may elect to provide space to the Fitness Center at a free or reduced rental rate as part of its subsidy to the Fitness Provider. The amount of such Fitness Center subsidy provided by Landlord or its Affiliates shall be part of Common Area Operating Costs (but shall be excluded from Base Common Area Operating Costs).

(b) If Tenant or its employees choose to use the Fitness Center, Tenant acknowledges that Tenant and Tenant’s employees are not relying upon any investigation which Landlord may have conducted concerning the Fitness Provider or any warranties or representation with respect thereto, it being the sole responsibility of Tenant and the individual user of the Fitness Center to conduct any and all investigations of the Fitness Center prior to making use thereof. Accordingly, Landlord and its Affiliates shall have no responsibility with respect to the quality or care provided by the Fitness Center, or for any acts or omissions of the Fitness Provider. Furthermore, Tenant, for Tenant and for Tenant’s employees, hereby agrees that Landlord and its Affiliates and their respective members, partners, sub-partners, officers, agents, servants, employees, and independent contractors shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Fitness Center by Tenant or Tenant’s employees. Tenant hereby covenants that Tenant shall inform all of Tenant’s employees at the Premises of the foregoing provisions of this Section 34.3 prior to such employees’ use of the Fitness Center.

(c) Landlord shall make available or shall cause its Affiliates, on a collective basis, to make available up to Six Hundred Fifty Thousand Dollars ($650,000) to be used to provide a subsidy program to Tenant’s employees to encourage their membership in and use of the Fitness Center, provided that such amount shall be reduced by all other amounts made available to Tenant for such Fitness Center membership subsidy by the other owners of buildings at the Park Place Project in which Tenant is leasing space. Tenant will make such funds available to all of its employees, at all levels of the company, on a non-discriminatory basis, and Landlord will be provided, on request, with written reports and other evidence reasonably satisfactory to Landlord that such funds are, in fact, being distributed to Tenant’s employees on such basis as a subsidy for use of the Fitness Center. As an example of the intent of this provision, Tenant may reimburse its employees on a monthly basis for a specified amount of the monthly fees for use of the Fitness Center and Landlord will reimburse Tenant for such monthly payments to its employees until the $650,000 amount has been fully used by Landlord and the other owners of buildings at the Park Place Project in which Tenant is leasing space.

34.4 Cafeteria. Landlord will cause its Affiliate to provide and Tenant will have the right, in common with all other tenants in the Park Place Project, to use the existing Cafeteria facility located in the Building (“Cafeteria”) during the Lease Term. Landlord or its Affiliate will have the right, in its discretion, to relocate the Cafeteria to another location in the Park Place Project, or to renovate, remodel or otherwise modify the existing Cafeteria, and Tenant acknowledges that the Cafeteria may be closed for temporary periods of up to six (6) months during such construction or renovation, provided that Landlord shall cause its Affiliate to use commercially reasonable efforts to minimize any such period of closure or disruption to the use of the Cafeteria by Tenant’s employees. If the Cafeteria is renovated and during such renovation more than 50% of the total number of seats are not available for use by Tenants and other tenants in the Park Place Project, then Landlord or its Affiliate shall provide for a replacement food service facility (which may include a mobile food vendor) as Landlord may reasonably determine is appropriate to provide food service for the occupants of the Park Place Project for breakfast and lunch during the entire period that such portion of the Cafeteria remains unavailable for use. The Cafeteria shall have at least 500 seats following any such renovation or relocation within the Park Place Project. The Cafeteria operator shall be required to open the Cafeteria for breakfast and lunch Monday through Friday, excluding holidays.

If Landlord or its Affiliate fails to cause the Cafeteria to be open and available to Tenant’s employees for a period of more than six (6) consecutive months during the construction or renovation, or for more than 30 consecutive days if not during such construction or renovation, then Tenant shall be entitled to a credit against its obligation to pay rent hereunder equal to five percent (5%) of the Base Rent payable for each month from the end of such 6 month period until the Cafeteria is reopened, at which time the rent credit shall terminate and Tenant shall once again be obligated to pay the full rent otherwise payable hereunder.

34.5 New Parking Structure. Landlord will cause its Affiliate to construct a new parking structure, in the general location shown on Exhibit “O” attached hereto, or in a comparable location determined by Landlord’s Affiliate (“New Parking Structure”). The New Parking Structure shall include a minimum of 1,350 parking stalls and shall be available for use by holders of Parking Devices issued to Tenant. Landlord shall cause its Affiliate to use commercially reasonable efforts to complete the New Parking Structure by August 31, 2006. If Landlord or its Affiliate fails to complete the construction of the New Parking Structure by July 31, 2007, then Tenant shall be entitled to a credit against its obligation to pay Rent hereunder equal to five percent (5%) of the Base Rent payable for each month from August 1, 2007 until the completion of the construction of the New Parking Structure, at which time the rent credit shall terminate and Tenant shall once again be obligated to pay the full Rent otherwise payable hereunder.

34.6 Limitation on Rent Credits. Notwithstanding the provisions of Sections 34.2, 34.3, 34.4 and 34.5, the total Rent credit to which Tenant is entitled under such Sections at any one time shall not exceed an aggregate amount equal to fifteen percent (15%) of the monthly Base Rent otherwise payable hereunder during such month.

[signatures follow next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth in the first paragraph above.

LANDLORD:

MAGUIRE PROPERTIES – PARK PLACE, LLC, a Delaware limited liability company

By:	MP-PARK PLACE SENIOR MEZZANINE, LLC,
a Delaware limited liability company
Its Sole Member

	By:	MP-PARK PLACE JUNIOR MEZZANINE, LLC, a Delaware limited liability company Its Sole Member

		By:	MAGUIRE PROPERTIES, L.P., a Maryland limited partnership Its Sole Member

			By:	MAGUIRE PROPERTIES, INC.,
a Maryland corporation
Its General Partner

				By:	/s/ Richard I. Gilchrist
				Name:	Richard I. Gilchrist
				Title:	Co-CEO and President
				Date Signed:	February 10, 2005

TENANT:

NEW CENTURY FINANCIAL CORPORATION
a Maryland corporation

By:	/s/ Larry Moretti
Name:	Larry Moretti
Title:	SVP, CIO
Date Signed:	February 9, 2005

By:	/s/ Jennifer Jewett
Name:	Jennifer Jewett
Title:	VP, Corporate Counsel and Assistant Secretary
Date Signed:	February 9, 2005